UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Section 240.14a-12

AGL RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

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JOHN W. SOMERHALDER II

Chairman, President and Chief Executive Officer

March 16, 2009

To Our Shareholders:

On behalf of the board of directors, I am pleased to invite you to attend AGL Resources’ 2009 annual meeting of shareholders to be held on Wednesday, April 29, 2009, at our corporate headquarters at Ten Peachtree Place, Atlanta, Georgia. The meeting will start at 10:00 a.m., Eastern time. A map with directions is included in the attached proxy statement. Please note that you will need to present an admission ticket and picture identification in order to attend the meeting in person. Please see page 5 of the attached proxy statement for more information about attending the meeting in person.

The following items of business will be considered at the annual meeting of shareholders:

•	the election of five directors;

•	the adoption of an amendment to our articles of incorporation to eliminate the classification of our board of directors;

•	the ratification of the appointment of our independent registered public accounting firm; and

•	such other business as may properly come before the meeting.

During the meeting, we will discuss our efforts and achievements in 2008. We will also update shareholders on our business plans for 2009. Our directors, officers and other employees will be available to answer any questions you may have.

Your vote is very important to us. Regardless of the number of shares you own, please vote. You may vote by telephone (using the toll-free number on your proxy or vote instruction card), internet (using the address provided on your proxy or vote instruction card), or paper proxy or vote instruction card. Please see page 1 of the attached proxy statement or your enclosed proxy or vote instruction card for more detailed information about the various options for voting your shares.

Thank you for your ongoing ownership and support. We hope to see you at our annual meeting.

Sincerely,

John W. Somerhalder II

Ten Peachtree Place

Atlanta, Georgia 30309

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:00 a.m., Eastern time, Wednesday, April 29, 2009

Place:	Ten Peachtree Place, Atlanta, Georgia

Items of Business:

—     Elect five directors to serve until the 2012 annual meeting.

—     Approve an amendment to our articles of incorporation to eliminate the classification of the board of directors.

—     Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

—     Transact such other business as may properly come before the annual meeting or any adjournments.

Who May Vote:	You may vote if you owned shares of our common stock at the close of business on February 20, 2009 (the record date).

Proxy Voting:	Your vote is important. Please vote in one of these ways:

—     use the toll-free telephone number shown on the enclosed proxy or vote instruction card;

—     visit the web site listed on your proxy or vote instruction card; or

—     mark, sign, date and promptly return the enclosed proxy or vote instruction card in the enclosed postage-paid envelope.

Proxy Statement:	A copy of our proxy statement for the annual meeting, which contains information that is relevant to the proposals to be voted on at the annual meeting, is attached.

Annual Report:	A copy of our 2008 annual report, which contains financial and other information about our business, is enclosed.

Date of Availability:	We are pleased to take advantage of the new Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders over the internet. We believe the new rules will allow us to provide you with the information you need, while lowering the printing and delivery costs to us and reducing the environmental impact of our annual meeting. On or about March 16, 2009, we will mail to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2008 annual report and how to vote online. All other shareholders will receive the proxy statement and annual report by mail.

By Order of the Board of Directors,

Myra C. Bierria Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2009:

A copy of our combined 2008 annual report and Form 10-K for 2008 is being made available with this proxy statement. You may receive a stand-alone copy of our 2008 Form 10-K free of charge upon written request directed to:

AGL Resources Inc. Investor Relations,

Attention: Stephen Cave,

Managing Director, Investor Relations,

P.O. Box 4569, Location 1071,

Atlanta, Georgia 30302-4569.

Our proxy statement and our 2008 annual report and Form 10-K may be accessed at http://ww3.ics.adp.com/streetlink/AGL and at our web site at www.aglresources.com.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

Who is soliciting my proxy?

The board of directors of AGL Resources is providing you these proxy materials in connection with the solicitation of proxies to be voted at our 2009 annual meeting of shareholders and at any postponement or adjournment of the annual meeting. The proxies will be voted in accordance with your instructions by John W. Somerhalder II, our chairman, president and chief executive officer; Paul R. Shlanta, our executive vice president, general counsel and chief ethics and compliance officer; and Andrew W. Evans, our executive vice president and chief financial officer, or any of them. If your shares are held in our Retirement Savings Plus Plan, our 401(k) plan, your proxy will be voted by Merrill Lynch Bank & Trust Co., FSB, which is the trustee for the Retirement Savings Plus Plan, in accordance with the discretionary instructions of the Administrative Committee of the Retirement Savings Plus Plan. It is expected that the Administrative Committee will instruct the trustee to vote the 401(k) shares in accordance with your telephone, internet or written proxy vote, or, if you do not vote, “FOR” each of the three proposals.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to the new rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the internet to our shareholders by delivering a Notice in the mail. We are sending the Notice to certain record and beneficial shareholders. These shareholders have the ability to access the proxy materials, including our proxy statement and annual report, at www.proxyvote.com or to request a printed or email set of the proxy materials. Instructions on how to access the proxy materials over the internet or to receive a printed set may be found in the Notice. Shareholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials over the internet at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 29, 2009

The proxy statement and annual report are available at www.proxyvote.com.

What will I be voting on?

You will be voting on:

•	Proposal 1—the election of five directors to serve until the 2012 annual meeting;

•	Proposal 2—the adoption of an amendment to our articles of incorporation to eliminate the classification of the board of directors;

•	Proposal 3—the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and

•	such other business as may properly come before the annual meeting or any adjournments.

How does the board recommend I vote on the proposals?

The board of directors recommends you vote “FOR” each of the three proposals listed above.

How do I vote?

Most of our shareholders have three options for submitting their votes:

•	By telephone,

•	Via the internet, or

•	By mail.

If your AGL Resources shares are held in your name on the records maintained by Wells Fargo Bank, N.A., our transfer agent (meaning you are a “shareholder of record”), please follow the instructions on your proxy card.

If your AGL Resources shares are held through a brokerage firm or bank (that is, in “street name”), your ability to vote by telephone or over the internet depends on the voting process of your brokerage firm or bank. Please follow the directions on your vote instruction card.

Regardless of whether your AGL Resources shares are held by you as a record shareholder or in street name, you may attend the meeting and vote your shares in person. Please note that if your shares are held in street name and you want to vote in person, you must bring evidence of your stock ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the annual meeting) or your most recent brokerage account statement (in which case you will not be able to vote your shares at the meeting), together with valid picture identification.

Even if you plan to attend the meeting, we encourage you to vote your shares by telephone, internet or mail to simplify the voting process at the meeting.

How do I vote if my shares are held in the AGL Resources 401(k) plan?

If your AGL Resources shares are held in the Retirement Savings Plus Plan, only the trustee of the plan can vote your plan shares even if you attend the annual meeting in person. The plan trustee will vote your shares in accordance with your telephone, internet or written proxy vote. Please follow the instructions on your proxy card.

May I revoke my proxy?

Yes. You may revoke your proxy or vote instructions at any time before the annual meeting by voting again by telephone or via the internet or by timely signing and returning another proxy or vote instruction card with a later date. Additionally, if you are a shareholder of record or if you are a street name holder who has obtained a vote instruction card from your street name nominee, and you decide to attend the meeting and vote in person, you may request that any proxy or vote instruction card that you previously submitted not be used.

What if I don’t specify my choices when returning my proxy or vote instruction card?

If you return a signed and dated proxy or vote instruction card without indicating your vote, your shares will be voted “FOR” each of the three proposals specified in the notice of the meeting and in the discretion of the proxies on any other matter that may properly come before the meeting.

If you hold AGL Resources shares through the Retirement Savings Plus Plan and you return the proxy card but do not properly sign or date it or specify how you want your plan shares voted, it is expected that the plan trustee, upon instruction from the Administrative Committee of the Retirement Savings Plus Plan, will vote your plan shares “FOR” each of the three proposals specified in the notice of the meeting and as instructed by the Administrative Committee on any other proposals that may properly come before the meeting.

May my shares be voted if I don’t submit a proxy or voting instructions?

If your AGL Resources shares are registered in your name on the books kept by our transfer agent and you do not return a signed proxy and do not vote by telephone or via the internet or in person at the meeting, your shares will not be voted.

If your AGL Resources shares are held in street name and you do not submit any voting instructions, your brokerage firm or bank may or may not vote your shares with regard to each of the three proposals, depending on stock exchange rules. If your AGL Resources shares are held through the Retirement Savings Plus Plan and you do not return the proxy card for those plan shares and do not vote by telephone or the internet or in person, it is expected that the plan trustee, upon instruction from the Administrative Committee of the Retirement Savings Plus Plan, will vote your shares “FOR” each of the three proposals specified in the notice of the meeting and as instructed by the Administrative Committee on any other proposals that may properly come before the meeting.

How many shares may I vote?

As of the February 20, 2009, record date for voting at the annual meeting, 77,086,652 shares of common stock of AGL Resources were outstanding and entitled to be voted at the annual meeting. You are entitled to one vote for each share of AGL Resources common stock you owned on the record date. Shares held by a trust which holds assets for our Nonqualified Savings Plan are included in the number of shares outstanding but are not eligible to be voted.

Is there a list of shareholders entitled to notice of the annual meeting?

A list of shareholders entitled to notice of the annual meeting is available for inspection by any shareholder between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, at our headquarters at Ten Peachtree Place, Atlanta, Georgia. Please contact our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569, if you would like to review the shareholder list. The shareholder list will also be available at the annual meeting for inspection by any shareholder.

How many votes must be present to hold the annual meeting?

A majority of the 77,086,652 shares of AGL Resources common stock outstanding on the record date, not including the shares held by the Nonqualified Savings Plan trust which are not eligible to be voted, must be present, either in person or represented by proxy, to conduct the annual meeting.

How many votes are needed to elect directors?

Directors are elected by a plurality of the total number of votes cast, which means the five nominees who receive the largest number of properly cast votes will be elected as directors.

What happens if a director nominee fails to receive a majority of the votes cast in his or her election?

As described in “Proposal 1—Election of Directors—General,” our bylaws provide that if a director nominee in an uncontested election is elected by the required plurality vote of the shareholders but does not receive the affirmative vote of the holders of a majority of the shares voted, the director must promptly tender his or her resignation to the board of directors following certification of the shareholder vote. The Nominating, Governance and Corporate Responsibility Committee must then recommend to the board of directors whether to accept or reject the tendered resignation or whether to take other action. The board must then act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days after the certification of the election results.

What if I vote “withhold authority” to elect directors?

In voting for the election of directors, a vote to “withhold authority” for the election of one or more director nominees will be counted for quorum purposes, but because the vote required to elect directors is a plurality vote, a vote to “withhold authority” will not affect the outcome of the election. However, a vote to “withhold authority” will be counted for purposes of determining whether a director nominee received the affirmative vote of holders of a majority of the shares voted. Please see “What happens if a director nominee fails to receive a majority of the votes cast in his or her election? ” above.

How many votes are required to adopt the proposed amendment to our articles of incorporation?

The adoption of the amendment to our articles of incorporation to eliminate the classification of the board of directors requires approval by a majority of the votes entitled to be cast.

How many votes are required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the votes cast “FOR” to exceed the votes cast “AGAINST” the proposal.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares present and entitled to vote for quorum purposes. Abstentions and broker non-votes will not be treated as “votes cast,” and consequently they will not affect the outcome of the vote on the election of directors or the determination of whether a director nominee has received the affirmative vote of the holders of a majority of the shares voted (Proposal 1) or the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 3). However, abstentions and broker non-votes will have the same effect as votes “against” the proposal to amend our articles of incorporation (Proposal 2).

“Broker non-votes” occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting. If a matter that is not listed on the proxy or vote instruction card is properly brought before the annual meeting in accordance with Section 1.2 of our bylaws, the persons named as proxies will vote in accordance with their judgment of what is in the best interest of the Company, based on the discretionary voting authority conferred on them by the proxy and vote instruction cards.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and act as inspector of elections.

Where and when will I be able to find the voting results?

We will post the voting results on our web site at www.aglresources.com approximately two weeks after the annual meeting. You also may find the results in our Form 10-Q for the second quarter of 2009, which we expect to file with the Securities and Exchange Commission, or SEC, no later than August 10, 2009.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokerage firms, banks and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker, bank and/or our transfer agent to consolidate as many accounts as possible under the same name and address. All communications concerning accounts for shares registered in your name on the books kept by our transfer agent, including address changes, name changes, inquiries to transfer shares and similar issues, may be handled by making a toll-free call to Wells Fargo Shareowner Services at (800) 468-9716.

What do I need to bring with me if I want to attend the annual meeting?

The annual meeting is open to all holders of our common stock. To attend the annual meeting, you will need to bring an admission ticket and valid picture identification. If your shares are registered in your name on the books kept by our transfer agent or your shares are held as 401(k) plan shares, your admission ticket is part of your proxy card or may be printed from the internet when you vote online. If your shares are held in street name by your brokerage firm or bank, you will need to bring evidence of your stock ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the annual meeting) or your most recent brokerage account statement (in which case you will not be able to vote your shares at the meeting), together with valid picture identification. You may also request us to send you an admission ticket. If you do not have either an admission ticket or proof that you own our common stock, together with valid picture identification, you may not be admitted to the meeting.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at a postponed or adjourned meeting, unless the board of directors fixes a new record date for the postponed or adjourned meeting, which the board is required to do if the postponement or adjournment is for more than 120 days. If the meeting is postponed or adjourned, you will still be able to change or revoke your proxy until it is voted.

When are shareholder proposals for the 2010 annual meeting due?

Our bylaws require shareholders to give us advance notice of any shareholder nominations of directors and of any other matters shareholders wish to present for action at an annual meeting of shareholders. The required notice must be given within a prescribed time frame, which is calculated by reference to the date of the proxy statement relating to our most recent annual meeting.

Accordingly, with respect to our 2010 annual meeting of shareholders, our bylaws require notice to be provided to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569 no later than November 16, 2009. If a shareholder fails to provide timely notice of a proposal to be presented at the 2010 annual meeting, the persons designated as proxies by the board of directors will have discretionary authority to vote, and the trustee of the Retirement Savings Plus Plan will vote in accordance with the instructions of the Administrative Committee of the Retirement Savings Plus Plan based on its discretionary authority, on any such proposal that may come before the meeting.

If you are interested in submitting a proposal for inclusion in our proxy statement for the annual meeting in 2010, you need to follow the procedures outlined in the SEC’s Rule 14a-8. To be eligible for inclusion, your shareholder proposal intended for inclusion in the proxy statement for the 2010 annual meeting of shareholders must be received no later than November 16, 2009, by our Corporate Secretary at the address above.

This deadline does not apply to questions a shareholder may wish to ask at the annual meeting.

Who pays the costs associated with this proxy solicitation?

AGL Resources pays the expenses of soliciting proxies. We have hired The Altman Group, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. We will pay The Altman Group, Inc. approximately $20,000 for services and reasonable out-of-pocket expenses. Additionally, proxies may be solicited on our behalf by directors, officers and employees, in person or by telephone, facsimile or electronic transmission. Directors, officers and employees will not be paid additional fees for those services.

CORPORATE GOVERNANCE

Board of Directors

Our business affairs are managed under the direction of the board of directors in accordance with the Georgia Business Corporation Code, our articles of incorporation and our bylaws. The role of the board of directors is to govern our affairs for the benefit of our shareholders and other constituencies, which include our employees, customers, suppliers, creditors and the communities in which we do business. The board strives to ensure the success and continuity of our business through the appointment of qualified executive management, overseen by the board.

Ethics and Compliance Program

The board of directors is responsible for overseeing management’s implementation of the Company’s ethics and compliance program to ensure that our business is conducted in a consistently legal and ethical manner. As part of the ethics and compliance program, our Company has established, and the board of directors has approved, a code of conduct entitled “Commitment to Integrity and Ethics—Our Code of Conduct and Ethics.” Our Code of Conduct and Ethics governs the way we treat our customers and co-workers, guides our community interactions, and strengthens our commitment to excellence and integrity. The Code of Conduct and Ethics covers a wide range of professional conduct, including environmental, health and safety standards, employment policies, conflicts of interest, accuracy of records, fair dealing, insider trading and strict adherence to all laws and regulations applicable to the conduct of our business. Under the Code of Conduct and Ethics, employees are required to conduct the Company’s activities in an ethical and lawful manner and all employees are expected to report any situation where they believe our internal policies or external laws are being violated. Our Code of Conduct and Ethics applies to our directors, officers and all of our employees.

In addition, the board of directors has adopted a Code of Ethics for the Chief Executive Officer and the Senior Financial Officers, or our Officers Code of Ethics, designed to deter wrongdoing and promote the following: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in documents filed with or submitted to the SEC; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Officers Code of Ethics; and accountability for adherence to the Officers Code of Ethics.

Any waiver of the Code of Conduct and Ethics or Officers Code of Ethics for an executive officer or, where applicable, for a member of the board of directors, requires the approval of the board of directors or a duly authorized committee of the board and will be promptly disclosed on our website at www.aglresources.com. No waivers have been granted under the codes.

The board of directors also has adopted Guidelines on Significant Corporate Governance Issues, or our Corporate Governance Guidelines, that set forth guidelines for the operation of the board of directors and its committees. The board periodically reviews our governance practices and procedures, evaluating them against corporate governance best practices.

Our Code of Conduct and Ethics, our Officers Code of Ethics and our Corporate Governance Guidelines are available on our website at www.aglresources.com. They also are available to any shareholder upon request to Investor Relations, AGL Resources Inc. at P.O. Box 4569, Location 1071, Atlanta, Georgia 30302-4569.

Director Independence

Pursuant to New York Stock Exchange listing standards, our board of directors has adopted a formal set of categorical Standards for Determining Director Independence. In accordance with these Standards, a director must be determined to have no material relationship with the Company other than as a director in order to be considered an independent director. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards also set forth independence criteria applicable to members of the Audit Committee, the Compensation and Management Development Committee and the Nominating, Governance and Corporate Responsibility Committee of the board of directors. These Standards are available on our website at www.aglresources.com.

In accordance with these Standards, the board undertook in February 2009 an annual review of director independence. Based on this review, the board has affirmatively determined that, as to each current non-employee director (Messrs. Bell, Crisp, Johnson, Knox, Love, McTier, O’Hare, Riddle, Rubright, Ward and Wolf and Mmes. Bane and Whyte), no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each current non-employee director qualifies as “independent” in accordance with the Standards and the independence standards of the New York Stock Exchange. John W. Somerhalder II, our chairman, president and chief executive officer, is not independent because of his employment by the Company.

Mr. Somerhalder will not participate in any action of the board related to his compensation or any other matters requiring action by only non-employee directors.

In making these independence determinations, the board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors are or have been directors, officers or employees. The board also considered that the Company and its subsidiaries may make charitable contributions to not-for-profit organizations where our directors or their immediate family members serve or are executive officers.

For information about a certain transaction between us and a business entity with which Mr. Bell is associated and the board’s determination that Mr. Bell is independent notwithstanding this transaction, see “Certain Relationships and Related Transactions.” The board of directors concluded that this relationship is not material and has no effect on the independence of Mr. Bell.

Policy on Related Person Transactions

The board of directors recognizes that related person transactions present a heightened risk of conflicts of interest and therefore, in December 2007, adopted a written policy with respect to related person transactions. For the purpose of the policy, a “related person transaction” is a transaction between us and any related person, other than (1) transactions available to all employees or customers generally, or (2) transactions involving less than $120,000 when aggregated with all similar transactions. “Related persons” are (a) executive officers as defined under Section 16 of the Securities Exchange Act of 1934, as amended, (b) executive and senior vice presidents of AGL Resources, (c) each member of the board of directors, (d) holders of more than 5% of our common stock and (e) any immediate family member, as defined under the Exchange Act, of the persons listed in (a) through (d) above.

Under the policy, when management becomes aware of a related person transaction involving a dollar amount that is less than one percent of either the Company’s consolidated gross revenues or the consolidated gross revenues of the related person, or any affiliate of such related person, for the prior fiscal year, management reports the transaction to the Chairman of the Nominating, Governance and Corporate Responsibility Committee. When management becomes aware of a related person transaction involving a dollar amount that is equal to or exceeds one percent of either the Company’s consolidated gross revenues or the consolidated gross revenues of the related person, or any affiliate of such related person, for the prior fiscal year, management reports the transaction to the Nominating, Governance and Corporate Responsibility Committee and requests approval or ratification of the transaction.

Transactions requiring approval or ratification must be (1) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person; and (2) approved by a majority of the disinterested members of the Nominating, Governance and Corporate Responsibility Committee. The Nominating, Governance and Corporate Responsibility Committee will report to the full board all related person transactions presented to it.

The related party transaction concerning Mr. Bell referred to in this proxy statement did not require review by the Nominating, Governance and Corporate Responsibility Committee because it existed prior to the board of directors’ adoption of the policy.

Board and Committee Meetings

Members of the board are kept informed through reports routinely presented at board and committee meetings by our chief executive officer and other officers and through other means. During 2008, the board of directors held five meetings. Each director, with the exception of Mr. Johnson, attended 75% or more of the aggregate of all meetings of the board and each committee on which he or she served. Mr. Johnson attended 73% of all such meetings.

Executive Sessions without Management

To promote open discussion among the non-management directors, the board of directors schedules regular executive sessions in which the non-management directors meet without management’s participation. Such sessions are scheduled to occur at every regularly scheduled board meeting. The presiding director at such executive sessions is the Lead Director and Chairman of the Executive Committee of the board of directors. During 2008, the board met in executive session five times.

Communications with Directors

Shareholders and other interested parties may communicate with our board of directors or, alternatively, with the presiding director of executive sessions of our non-management directors or with the non-management directors as a group via our Ethics and Compliance Helpline at (800) 350-1014 or at www.mycompliancereport.com. A copy of our Procedures for Communicating with the Board of Directors of AGL Resources Inc. is available on our web site at www.aglresources.com and is available in print to any shareholder who requests it from our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

Committees of the Board

The board of directors has established five standing committees to assist it in discharging its duties. Actions taken by any committee of the board are reported to the board, usually at the board meeting next following a committee meeting. Each standing committee has adopted a written charter, which is available on our web site at www.aglresources.com and is available upon request to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569. The committees of the board and their members at December 31, 2008 were as shown in the following table.

Members of the Board’s Committees

	Audit	Compensation and Management Development	Executive	Finance and Risk Management	Nominating, Governance and Corporate Responsibility
Sandra N. Bane	Ö	Ö
Thomas D. Bell, Jr.		Ö		Ö
Charles R. Crisp		Ö		Ö
Arthur E. Johnson		Ö *	Ö	Ö
Wyck A. Knox, Jr.	Ö				Ö
Dennis M. Love	Ö		Ö		Ö*
Charles H. McTier	Ö				Ö
Dean R. O’Hare	Ö				Ö
D. Raymond Riddle			Ö**	Ö	Ö
James A. Rubright		Ö	Ö	Ö *
John W. Somerhalder II				Ö
Felker W. Ward, Jr.	Ö				Ö
Bettina M. Whyte		Ö		Ö
Henry C. Wolf	Ö*		Ö		Ö

*	Denotes committee chair.
**	Denotes Lead Director.

Audit Committee

The Audit Committee met six times during 2008. The Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities. Among other things, the Audit Committee reviews (1) the integrity of our financial statements, including our internal control over financial reporting, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function, and (5) the performance of the independent registered public accounting firm. Our chief financial officer, chief ethics and compliance officer, chief internal auditor, chief accounting officer and controller, and representatives of our independent registered public accounting firm each provide a quarterly report to and meet in separate executive sessions with the Audit Committee each quarter.

The board of directors has determined that all members of the Audit Committee satisfy the enhanced independence standards applicable to all members of the Audit Committee under the independence requirements of the SEC, the New York Stock Exchange and the Company’s Standards for Determining Director Independence. The board also has determined that all members of the Audit Committee meet the financial literacy requirements of the New

York Stock Exchange listing standards. The board has further determined that Henry C. Wolf, the Audit Committee Chair, is an “audit committee financial expert” within the meaning of SEC regulations. Information regarding Mr. Wolf’s qualification as an “audit committee financial expert” is included in his biographical information under the caption, “Proposal 1—Election of Directors—Directors Whose Terms Continue Until the Annual Meeting in 2012.”

Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the captions “Audit Committee Report” and “Proposal 3—Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2009.”

Compensation and Management Development Committee

The Compensation and Management Development Committee met six times during 2008. All members of the Compensation and Management Development Committee are independent, non-employee directors, as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence. Among other things, the Compensation and Management Development Committee assists the board of directors in its efforts to achieve its goal of maximizing the long-term total return to shareholders by establishing policies by which officers, directors and employees are to be compensated in accordance with the board’s compensation philosophy and objectives and by overseeing management succession and executive development processes.

The board of directors delegated to the Compensation and Management Development

Committee the following areas of responsibility that are more fully described in the Compensation and Management Development Committee’s charter:

•	Performance evaluation, compensation and development of executive officers;

•	Succession planning for executive officers;

•	Compensation of non-employee members of the board of directors;

•	Establishment of performance objectives under the Company’s short- and long-term incentive compensation plans and determination of the attainment of such performance objectives; and

•	Oversight of benefit plans.

The Compensation and Management Development Committee has delegated to our chief executive officer the authority to grant equity awards to employees of the Company solely in connection with non-annual grants to employees other than executive officers. The Committee has established narrowly defined, pre-approved parameters regarding the terms and conditions of grants under the delegated authority, including the eligible employee groups, the maximum number of shares subject to the delegation, the determination of the exercise price and other terms and conditions of the awards. The Committee also adopted a stock option grant policy that provides additional terms and conditions for grant making. See “Compensation Discussion and Analysis—Grants of Long-Term Incentive Awards” for more detail concerning our stock option grant policy.

Our chief executive officer, based on the performance evaluations of the other executive officers, recommends to the Compensation and Management Development Committee compensation for those executive officers. The executive officers, including our chief executive officer, also provide recommendations to the Committee from time to time related to compensation philosophy, program design, compliance, performance measures and competitive strategy.

The Compensation and Management Development Committee’s charter provides that the Committee, in its sole discretion, has the authority to retain a compensation consultant. Accordingly, Towers Perrin was retained directly by the Compensation and Management Development Committee to assist it in 2008. Towers Perrin’s role is to provide expertise and data as needed by the Committee pertaining to all aspects of executive and director compensation, including but not limited to advice and counsel as to the amount and form of executive and director compensation, and to advise the Committee on emerging trends, best practices and regulatory practices.

Executive Committee

The Executive Committee did not meet during 2008. The Executive Committee may meet during intervals between board meetings and has all the authority of the board, subject to limitations imposed by law or our bylaws.

Finance and Risk Management Committee

The Finance and Risk Management Committee met four times during 2008. The Finance and Risk Management Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities. Among other things, the Finance and Risk Management Committee oversees (1) the management of our balance sheet including leverage, liquidity, funding sources, and related matters, (2) the annual capital budget and certain capital projects, (3) management’s assessments, actions, processes and procedures concerning our exposure to risks identified in the Finance and Risk Management Committee’s charter, and (4) any other matters that the board may delegate to the Finance and Risk Management Committee from time to time. Our chief risk officer provides a quarterly report to and meets in executive session with the Finance and Risk

Management Committee at each regularly scheduled meeting.

Nominating, Governance and Corporate Responsibility Committee

The Nominating, Governance and Corporate Responsibility Committee met five times during 2008. All members of the Nominating, Governance and Corporate Responsibility Committee are independent, non-employee directors, as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence, which are available at www.aglresources.com and are available upon request to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569. The Nominating, Governance and Corporate Responsibility Committee’s primary responsibilities include (1) identifying individuals qualified to serve on the board of directors and recommending director nominees for selection by the full board of directors or shareholders, (2) evaluating, formulating and recommending to the board of directors corporate governance policies, and (3) overseeing the Company’s position on corporate social and environmental responsibilities.

Nomination of Director Candidates. The board of directors is responsible for recommending director candidates for election by the shareholders and for electing directors to fill vacancies or newly created directorships. The board of directors has delegated the screening and evaluation process for director candidates to the Nominating, Governance and Corporate Responsibility Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the board of directors. Potential candidates for director may come to the attention of the Nominating, Governance and Corporate Responsibility Committee through current directors, management, professional search firms, shareholders or other persons.

If the Nominating, Governance and Corporate Responsibility Committee has either identified a prospective nominee or determined that an additional or replacement director is required, the Nominating, Governance and Corporate Responsibility Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, engagement of an outside firm to gather additional information and inquiry of persons with knowledge of the candidate’s qualifications and character. In its evaluation of director candidates, including the members of the board of directors eligible for reelection, the Nominating, Governance and Corporate Responsibility Committee considers the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board in view of the criteria for directors described in our Corporate Governance Guidelines, a copy of which is available on our web site at www.aglresources.com.

The Nominating, Governance and Corporate Responsibility Committee will consider director nominees proposed by shareholders. A shareholder may recommend a person for nomination for election to our board of directors by writing to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569. Pursuant to our Corporate Governance Guidelines, each submission must include:

•	A brief biographical description of the candidate, including background and experience;

•	The candidate’s name, age, business address, and residence address;

•	The candidate’s principal occupation;

•	The following information about the shareholder making the recommendation:

•	the name and record address of such shareholder;

•	the number of shares of our common stock owned beneficially or of record by such shareholder;

•

a description of all arrangements or undertakings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such shareholder; and

•	The written consent of the candidate to being named as a nominee and to serve as a director if elected.

A shareholder’s recommendation for a candidate for nomination to be elected at the next annual meeting of shareholders must be received by our corporate secretary no later than 45 days prior to the end of the year preceding such annual meeting of shareholders. The Nominating, Governance and Corporate Responsibility Committee will evaluate these recommendations in the same manner as it evaluates all other nominees, using the criteria described in our Corporate Governance Guidelines.

The Nominating, Governance and Corporate Responsibility Committee periodically engages a third party search firm to identify possible director candidates for the Nominating, Governance and Corporate Responsibility Committee’s consideration based on skills and characteristics identified by the Nominating, Governance and Corporate Responsibility Committee and in light of gaps in board composition that the Nominating, Governance and Corporate Responsibility Committee may identify from time to time as the issues facing the board evolve. Such skills and characteristics desirable in the context of the then current make-up of the board of directors may include diversity, age, business or professional background, financial literacy and expertise, availability, commitment, independence and other relevant criteria.

SHARE OWNERSHIP

Directors and Executive Officers

The following table presents information as of December 31, 2008, concerning the beneficial ownership of AGL Resources common stock by each director and director nominee, by each executive officer named in the Summary Compensation Table under the caption “Executive Compensation—Compensation Paid to Executive Officers,” whom we refer to collectively as the “named executive officers,” and by all executive officers and directors as a group, based on information furnished by them to us.

Beneficial ownership as reported in the table below has been determined in accordance with SEC regulations and includes shares of common stock which may be acquired within 60 days after December 31, 2008, upon the exercise of outstanding stock options but excludes shares and share equivalents held under deferral plans which are disclosed in a separate column. See note (3) below. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. As of December 31, 2008, no individual director, director nominee, named executive officer, or executive officers and directors as a group owned beneficially 1% or more of our common stock.

Name	Shares of Common Stock Beneficially Owned		Shares and Share Equivalents Held Under Deferral Plans(3)	Total
	Owned Shares(1)	Option Shares(2)
Sandra N. Bane	1,000	—	2,423	3,423
Thomas D. Bell, Jr.	15,525	—	—	15,525
Charles R. Crisp	7,087	—	5,150	12,237
Arthur E. Johnson	1,061	7,173	25,451	33,685
Wyck A. Knox, Jr.	12,122	—	24,487	36,609
Dennis M. Love	3,649	9,874	28,379	41,902
Charles H. McTier	2,106	—	4,514	6,620
Dean R. O’Hare	8,283	—	681	8,964
D. Raymond Riddle(4)	6,496	9,545	36,316	52,357
James A. Rubright	5,527	7,173	19,181	31,881
John W. Somerhalder II	49,716	61,100	4,177	114,993
Felker W. Ward, Jr.	20,896	9,159	23,349	53,404
Bettina M. Whyte	7,230	—	4,549	11,779
Henry C. Wolf	12,441	—	5,980	18,421
Andrew W. Evans	19,396	61,500	—	80,896
Henry P. Linginfelter	31,213	28,034	33	59,280
Kevin P. Madden	66,696	86,258	—	152,954
Douglas N. Schantz	46,822	38,200	6,464	91,486
All executive officers and directors as a group (21 persons)(5)	366,018	401,522	191,134	958,674

(1)	Includes 100 shares held by each of our directors as required under our bylaws.

(2)	For the non-employee directors, reflects the shares that may be acquired upon exercise of stock options granted under the 1996 Non-Employee Directors Equity Compensation Plan (which we refer to as the 1996 Directors Plan) and for the executive officers, reflects the shares that may be acquired upon exercise of stock options granted under the 2007 Omnibus Performance Incentive Plan (which we refer to as the Omnibus Performance Incentive Plan), the Long-Term Incentive Plan (1999) (which we refer to as the Long-Term Incentive Plan), the predecessor plan, or under the Officer Incentive Plan.

(3)	Represents shares of common stock, common stock equivalents and accrued dividend credits held for non-employee directors under the 1998 Common Stock

Equivalent Plan for Non-Employee Directors, which we refer to as the Common Stock Equivalent Plan, and, for the named executive officers, under the Nonqualified Savings Plan. The common stock equivalents track the performance of AGL Resources common stock and are payable in cash. The shares and share equivalents may not be voted or transferred by the participants.

(4)	Includes 1,600 shares held by Mr. Riddle in trust via a Keogh account. Mr. Riddle has sole voting and investment power with respect to these shares.

(5)	Includes 1,149 shares for which a member of the group who is not a named executive officer has shared voting and investment power. Also includes 737 shares in a trust held by a member of the group who is not a named executive officer. Such member has sole voting and investment power with respect to these shares.

Owner of More Than 5% of AGL Resources Common Stock

We are aware of the following shareholder that beneficially owns more than 5% of AGL Resources common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	5,174,634	(1)	6.74
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	5,910,600	(2)	7.70

(1)	According to a Schedule 13G filed February 5, 2009, the reported shares are held by Barclays Global Investors, NA and certain affiliates in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2)	According to a Schedule 13G filed February 6, 2009, the reported shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and its principal stockholders may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services.

DIRECTOR COMPENSATION

General

A director who is one of our employees receives no additional compensation for his or her services as a director or as a member of a committee of our board. A director who is not one of our employees (a non-employee director) receives compensation for his or her services as described in the following paragraphs. All directors are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings.

Initial Stock Award

Stock awards include shares of our common stock and common stock equivalents as more fully described in the following paragraphs. All stock awards are 100% vested as of date of grant, eligible for dividend treatment at the same rate as our other shares of common stock, may be voted and may be transferred by the recipient.

Upon his or her initial election or appointment to the board, each non-employee director receives 1,000 shares of our common stock.

Annual Retainer

Each non-employee director receives an annual retainer for service as a director on the first day of each annual service term. The amount and form of the annual retainer are fixed from time to time by resolution of the board. The annual retainer is currently $105,000, of which $35,000, or the Cash Portion, is payable in cash and $70,000, or the Equity Portion, is payable in shares of our common stock. Alternatively, a director may choose to receive his or her entire retainer (including the Cash Portion) in shares of our common stock, or to defer the retainer under the Common Stock Equivalent Plan.

Amounts deferred under the Common Stock Equivalent Plan are invested in common stock equivalents that track the performance of our common stock and are credited with equivalents to dividend payments that are made on our common stock. Common stock equivalents may not be voted or transferred. At the end of a participating non-employee director’s board service, he or she receives a cash distribution based on the then-current market value of his or her common stock equivalents and dividend equivalents.

Committee Chair and Lead Director Retainer

Committee chairs receive an additional annual retainer on the first day of each annual service term. The Audit Committee chair receives $12,000; the Compensation and Management Development Committee chair receives $8,000; and all other committee chairs receive $6,000. The Lead Director receives an additional annual retainer of $20,000. The committee chair and Lead Director retainers are payable, at the election of each director, in cash or shares of our common stock, or they may be deferred under the Common Stock Equivalent Plan.

Meeting Fees

Each non-employee director receives $2,000 for attendance in person or by telephone at each meeting of the board and any committee of the board of which he or she is a member.

Meeting fees may be paid in cash or, at the election of a director, may be deferred under the Common Stock Equivalent Plan. As noted above, under the Common Stock Equivalent Plan, deferred meeting fees are invested in common stock equivalents that track the performance of our common stock and are credited with dividend equivalent payments. At the end of a non-employee director’s board service, a participating director receives a cash distribution based on the then-current market value of his or her common stock equivalents and dividend equivalents.

2008 Non-Employee Director Compensation Paid

As noted above, during the 2008 service term, each non-employee director received compensation as follows:

•	an annual retainer of $105,000 that, upon the election of each director, was paid in cash (limited to $35,000), or in shares of our common stock or deferred under the Common Stock Equivalent Plan;

•	a committee chair or Lead Director retainer, if applicable, that was paid in cash or shares of common stock, or deferred under the Common Stock Equivalent Plan; and

•	$2,000 for attendance in person or by telephone at each meeting of the board and any committee of the board of which he or she is a member.

The following table sets forth compensation earned and paid to or deferred by each non-employee director for service as a director during 2008.

2008 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(3)(4)	Option Awards ($)(5)(6)	All Other Compensation ($)(7)	Total ($)
Sandra N. Bane	$56,083	$117,467	$—	$—	$173,550
Thomas D. Bell, Jr.	30,500	102,515	—	—	133,015
Charles R. Crisp	42,500	90,000	—	—	132,500
Arthur E. Johnson	1,000	134,000	—	—	135,000
Wyck A. Knox, Jr.	63,000	70,000	—	1,000	134,000
Dennis M. Love	5,000	138,015	—	—	143,015
Charles H. McTier	67,000	70,000	—	—	137,000
Dean R. O’Hare	67,000	70,000	—	—	137,000
D. Raymond Riddle	5,000	148,000	80	1,000	154,080
James A. Rubright	69,500	70,000	—	—	139,500
Felker W. Ward, Jr.	13,750	132,000	—	1,000	146,750
Bettina M. Whyte	31,000	102,030	—	1,000	134,030
Henry C. Wolf	5,500	144,030	—	1,000	150,530

(1)	Reflects the annual retainer, chair or Lead Director retainers and meeting fees paid and/or deferred, at the election of each director.

(2)	Reflects the dollar amount recognized by the Company for financial reporting purposes relating to stock awards, which include shares of our common stock and common stock equivalents as determined pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, which we refer to as FAS 123R. Stock awards are 100% vested as of date of grant. Accordingly, the dollar values shown above equal the full value of the awards at the date of grant.

(3)	The following table presents the grant date fair value for each stock award made to each non-employee director during 2008.

	Grant Date Fair Value (in dollars)
Name	Date of Grant – 2/29/08	Date of Grant – 4/30/08	Date of Grant – 6/15/08	Date of Grant – 12/15/08	Total Grant Date Fair Value ($)
Sandra N. Bane	47,467	70,000	—	—	117,467
Thomas D. Bell, Jr.	—	102,515	—	—	102,515
Charles R. Crisp	—	90,000	—	—	90,000
Arthur E. Johnson	—	112,000	12,000	10,000	134,000
Wyck A. Knox, Jr.	—	70,000	—	—	70,000
Dennis M. Love	—	106,015	14,000	18,000	138,015
Charles H. McTier	—	70,000	—	—	70,000
Dean R. O’Hare	—	70,000	—	—	70,000
D. Raymond Riddle	—	126,000	12,000	10,000	148,000
James A. Rubright	—	70,000	—	—	70,000
Felker W. Ward, Jr.	—	100,000	14,000	18,000	132,000
Bettina M. Whyte	—	102,030	—	—	102,030
Henry C. Wolf	—	112,030	14,000	18,000	144,030

(4)	The aggregate number of stock awards, which includes shares of our common stock and common stock equivalents, outstanding at December 31, 2008, for each of the non-employee directors was as follows:

Name	Shares Outstanding (#)	Common Stock Equivalents Outstanding (#)(a)	Total Stock Awards Outstanding (#)(a)
Sandra N. Bane	1,000	2,423	3,423
Thomas D. Bell, Jr.	13,613	—	13,613
Charles R. Crisp	7,087	5,150	12,237
Arthur E. Johnson	1,061	25,451	26,512
Wyck A. Knox, Jr.	1,015	24,487	25,502
Dennis M. Love	3,358	28,379	31,737
Charles H. McTier	1,000	4,514	5,514
Dean R. O’Hare	6,283	681	6,964
D. Raymond Riddle	3,309	36,316	39,625
James A. Rubright	4,926	19,181	24,107
Felker W. Ward, Jr.	4,244	23,349	27,593
Bettina M. Whyte	6,869	4,549	11,418
Henry C. Wolf	12,441	5,980	18,421

(a)	Includes dividend equivalents.

(5)	Stock options previously were granted to non-employee directors as part of a non-employee director’s annual retainer for services as a director. Stock options granted to non-employee directors were 100% vested as of the date of grant. During 2008, the Company did not grant any stock options to non-employee directors. Accordingly, in 2008, the Company did not recognize any dollar amount for financial reporting purposes relating to stock options.

(6)	The number of stock options outstanding at December 31, 2008, for each of the non-employee directors who held options as of such date was as follows:

Name	Number of Securities Underlying Outstanding Options
Arthur E. Johnson	7,173
Dennis M. Love	9,874
D. Raymond Riddle	9,545
James A. Rubright	7,173
Felker W. Ward, Jr.	9,159

(7)	Reflects matching contributions contributed by the Company under our Educational Matching Gift program.

Share Ownership and Holding Period Requirements for Non-Employee Directors

In order to serve on our board, directors are required to own shares of our common stock. Our share ownership guidelines for non-employee directors require that non-employee directors own shares of our common stock having a value of at least $350,000, which represents five times the value of the Equity Portion, and ten times the value of the Cash Portion of the annual retainer. Each director has five years from the date of his or her initial election to meet the share ownership requirement. Common stock equivalents and shares issuable upon the exercise of vested stock options are included in the determination of the ownership guideline amount. We believe that the equity component of non-employee director compensation serves to further align the interests of the non-employee directors with the interests of our shareholders.

Under the terms of the 2006 Non-Employee Directors Equity Compensation Plan, non-employee directors are required to hold shares awarded under such plan until the earlier of (i) five years from the date of the initial stock award or subsequent stock grant; (ii) termination of the non-employee director’s service; or (iii) a change in control of the Company. Shares subject to the holding period include all shares issued in connection with the initial stock award under the plan and all shares issued under the plan in payment of all or part of a director’s annual retainer.

PROPOSAL 1—ELECTION OF DIRECTORS

GENERAL

The board of directors presently consists of fourteen members, thirteen of whom are non-employee directors. The board is divided into three classes of approximately equal size, with the directors in each class serving a three-year term. The terms are staggered so that the term of one class expires at each annual meeting. However, if you approve our proposal to eliminate the classification of the board of directors, as more fully described in Proposal 2 of this proxy statement, then directors will be elected for one-year terms beginning with the 2010 annual meeting of shareholders, and the directors elected at the 2009 annual meeting will serve out their three-year terms.

Our bylaws provide that directors are elected by a plurality of the votes cast by shareholders at a meeting at which a quorum is present. Our bylaws, while not changing the requirement for a plurality vote in the election of directors, require additionally that any director nominee in an uncontested election who does not receive the affirmative vote of a majority of the votes cast (including votes to withhold authority) with respect to that director’s election must promptly tender his or her resignation to the board following certification of the shareholder vote. The requirement that a director tender his or her resignation if he or she does not receive a majority of the votes cast does not apply in the case of a contested election where the number of nominees exceeds the number of directors to be elected.

Following such a tender of resignation, the Nominating, Governance and Corporate Responsibility Committee, excluding any director tendering his or her resignation if he or she is a member of the Nominating, Governance and Corporate Responsibility Committee, will make a recommendation to the board as to whether to accept or reject the resignation or whether other action should be taken. The board will then act on the Nominating, Governance and Corporate Responsibility Committee’s recommendation and publicly disclose its decision and rationale within 90 days after the date of the certification of the election results. The director who tenders his or her resignation will not participate in the board’s decision. If the director’s resignation is not accepted by the board, the director shall continue to serve until his or her successor is duly elected or until his or her earlier death, resignation or removal. If the director’s resignation is accepted by the board of directors, any resulting vacancy may be filled as provided in the bylaws or the board of directors may decrease the size of the board.

If a majority of the Nominating, Governance and Corporate Responsibility Committee does not receive a majority of the votes cast in their respective elections, then the independent members of the board who did not fail to receive a majority of the votes cast will appoint a committee from among themselves to consider the resignation offers and recommend to the board whether to accept them. If the only directors who did not fail to receive a majority of the votes cast constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

The board of directors, based on the recommendation of its Nominating, Governance and Corporate Responsibility Committee, has nominated Charles R. Crisp, Wyck A. Knox, Jr., Dennis M. Love, Charles H. “Pete” McTier and Henry C. Wolf for election as directors at the annual meeting. All of the nominees are current directors of the Company. If elected, each of the nominees will hold office for a three-year term expiring at the annual meeting of shareholders in 2012. Each of the nominees has agreed to serve as a director if elected by the shareholders.

If any nominee becomes unable to stand for election, the board may:

•

designate a substitute nominee, in which case the proxies or Retirement Savings Plus Plan trustee, as applicable, will vote all valid proxies for the election of the substitute nominee named by the board;

•	allow the vacancy to remain open until a suitable candidate is located; or

•	reduce the authorized number of directors accordingly.

Set forth below is information as of December 31, 2008, about the five director nominees, followed by information as of December 31, 2008, about all other current directors whose terms of office will continue after the annual meeting. Unless otherwise stated, all directors have been engaged in their principal occupations for more than the past five years.

Nominees For Election

Charles R. Crisp, former President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell Oil Company, which provided energy-related products and services associated with wholesale natural gas and power marketing and trading, from 1999 until his retirement in October 2000; President and Chief Operating Officer of Coral Energy, LLC from 1998 until 1999; joined Houston Industries in 1996 and served as President of its domestic power generation group until 1998; and currently a director of EOG Resources Inc., IntercontinentalExchange, Inc. and Targa Resources, Inc. Mr. Crisp, 61, has been a director of AGL Resources since April 2003.

Wyck A. Knox, Jr., former partner in, and Chairman of the Executive Committee (for four years) of, the law firm of Kilpatrick Stockton LLP or a predecessor firm, from 1976 until his retirement in 2007; and Chairman and Chief Executive Officer of Knox Rivers Construction Company from 1976 until 1995. Mr. Knox, 68, has been a director of AGL Resources since November 1998.

Dennis M. Love, President and Chief Executive Officer of Printpack Inc., which manufactures flexible and rigid packaging materials used primarily for consumer products, since 1987; and currently a director of Caraustar Industries, Inc. and Oxford Industries, Inc. Mr. Love, 53, has been a director of AGL Resources since October 1999.

Charles H. “Pete” McTier, former President of the Robert W. Woodruff Foundation, the Joseph B. Whitehead Foundation, the Lettie Pate Evans Foundation and the Lettie Pate Whitehead Foundation, which are all based in Atlanta and make up one of the largest foundation groups in the Southeast, from 1988 until his retirement in 2006; Vice President, Secretary and Treasurer of the foundations from 1987 until 1988; Secretary and Treasurer of the foundations from 1977 until 1987; Secretary of the foundations from 1971 until 1977; prior to that, several administrative positions at Emory University; and currently a director of Coca-Cola FEMSA, S.A. de C.V. Mr. McTier, 70, has been a director of AGL Resources since December 2006.

Henry C. Wolf, former Vice Chairman and Chief Financial Officer of Norfolk Southern Corporation, a holding company that controls a major freight railroad and owns a natural resources company and telecommunications company, from 1998 until his retirement in 2007; Executive Vice President Finance of Norfolk Southern Corporation from 1993 until 1998; Vice President Taxation of Norfolk Southern Corporation from 1991 until 1993; various other positions with increasing responsibility at Norfolk Southern Corporation in the finance division from 1973 until 1991; and currently a director of Hertz Global Holdings, Inc. Mr. Wolf, 66, has been a director of AGL Resources since April 2004.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE ABOVE NOMINEES.

Directors Whose Terms Continue Until the Annual Meeting in 2010

Thomas D. Bell, Jr., Chairman and Chief Executive Officer of Cousins Properties Incorporated, a fully integrated real estate investment trust, since December 2006; President and Chief Executive Officer of Cousins Properties Incorporated from January 2002 until December 2006; and currently a director of Cousins Properties Incorporated, Regal Entertainment Group and the US Chamber of Commerce. Mr. Bell, 59, has been a director of AGL Resources since July 2004. Mr. Bell previously served as a director of AGL Resources from July 2003 until April 2004.

Dean R. O’Hare, former Chairman and Chief Executive Officer of The Chubb Corporation, a multi-billion dollar organization providing property and casualty insurance for personal and commercial customers worldwide, from 1988 until his retirement in November 2002; and currently a director of Fluor Corporation and HJ Heinz Company. Mr. O’Hare, 66, has been a director of AGL Resources since August 2005.

D. Raymond Riddle, our Lead Director since October 2007; Chairman of the Board of Directors from March 2006 until October 2007; our Interim Chairman and Chief Executive Officer from January 2006 until March 2006; our Chairman of the Board of Directors from 2000 until 2002; Chairman of the Board and Chief Executive Officer of National Service Industries, Inc., a diversified manufacturing and services company, from 1994 until 1996; and currently a director of Atlantic American Corporation and AMC, Inc. Mr. Riddle, 75, has been a director of AGL Resources since May 1978.

Felker W. Ward, Jr., Managing Member of Pinnacle Investment Advisors, LLC, an investment advisory services firm, since 1994. Mr. Ward, 75, has been a director of AGL Resources since August 1988.

Directors Whose Terms Continue Until the Annual Meeting in 2011

Sandra N. Bane, audit partner with KPMG LLP from 1985 until her retirement in 1998; head of the Western Region’s Merchandising practice at KPMG LLP and partner in charge of the region’s Human Resources department for two years; accountant with increasing responsibilities at KPMG LLP from 1975 until 1996; and currently a director of Big 5 Sporting Goods Corporation and Transamerica Premier Investment Funds, a mutual fund company for which she serves as a trustee for a total of eleven funds. Ms. Bane, 56, has been a director of AGL Resources since February 2008.

Arthur E. Johnson, Senior Vice President, Corporate Strategic Development, of Lockheed Martin Corporation, an advanced technology company engaged in research, design development, manufacture and integration of advanced technology systems, since 2001; Vice President, Corporate Strategic Development, of Lockheed Martin Corporation from 1999 until 2001; President and Chief Operating Officer of Lockheed Martin Corporation Information and Services Sector from 1997 until 1999; President of Lockheed Martin Corporation Systems Integration Group from January 1997 until August 1997; President of Loral Corporation Federal Systems Group from 1994 until 1996; and currently an independent trustee of Fidelity Mutual Funds. Mr. Johnson, 62, has been a director of AGL Resources since February 2002.

James A. Rubright, Chairman and Chief Executive Officer of Rock-Tenn Company, an integrated paperboard and packaging company, since 1999; and currently a director of Rock-Tenn Company and Forestar Real Estate Group, Inc. Mr. Rubright, 62, has been a director of AGL Resources since August 2001.

John W. Somerhalder II, our Chairman since October 2007 and our President and Chief Executive Officer since March 2006; Executive Vice President of El Paso Corporation, a natural gas and related energy products provider and owner of North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers, from 2000 until May 2005, where he continued service under a professional services agreement from May 2005 until March 2006; President, El Paso Pipeline Group from 2001 until 2005; President of Tennessee Gas Pipeline Company, an El Paso company from 1996 until 1999; President of El Paso Energy Resources Company from April 1996 until December 1996; Senior Vice President, Operations and Engineering, El Paso Natural Gas Company from 1992 until 1996; Vice President, Engineering, El Paso Natural Gas Company from 1986 until 1990; from 1977 until 1990, various other positions with increasing responsibility at El Paso Corporation and its subsidiaries until being named an officer in 1990; and currently a director of AGL Resources Inc. and Quicksilver Gas Services GP LLC. Mr. Somerhalder, 53, has been a director of AGL Resources since March 2006.

Bettina M. Whyte, Chairman of the Advisory Board of Bridge Associates, LLC, a leading turnaround, crisis and interim management firm, since October 2007; Managing Director and Head of the Special Situations Group of MBIA Insurance Corporation, a world leader in credit enhancement services and a global provider of fixed-income asset management services, from March 2006 until October 2007; Managing Director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006; Partner and National Director of Business Turnaround Services, Pricewaterhouse LLP from 1990 until 1997; Partner, Peterson & Co. Consulting, from 1988 until 1990; President, KRW Associates from 1982 until 1988; Vice President and Manager of Houston Regional Office, Continental Bank of Chicago from 1975 until 1982; Loan Officer, Harris Trust from 1971 until 1975; and currently a director of Amerisure Companies and Rock-Tenn Company. Ms. Whyte, 59, has been a director of AGL Resources since October 2004.

Under our Guidelines on Significant Corporate Governance Issues, each member of the board of directors is required to attend the annual meeting of shareholders unless unavoidable circumstances preclude attendance. All of our then current directors attended our 2008 annual meeting of shareholders.

PROPOSAL 2—APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Amendment to our Articles of Incorporation to Eliminate the Classification of the Board of Directors

Article III, Section 3.02 of our articles of incorporation provides for the classification of the board of directors into three classes, with each class being elected every three years and serving a three-year term, and contains provisions relating to the filling of director vacancies and the removal of directors. The board of directors has determined that the articles of incorporation should be amended to repeal the provision providing for the classification of the board of directors and to make certain conforming changes as appropriate, and has unanimously adopted a resolution approving such amendment, declaring its advisability and recommending it to our shareholders.

If this proposal is approved, current directors, including those elected to a three-year term at the 2009 annual meeting, would continue to serve the remainder of their respective elected terms. Beginning with the 2010 annual meeting of shareholders, directors with expiring terms would be elected for one-year terms, the result being that by the 2012 annual meeting of shareholders all multi-year terms will have expired and all directors will be elected annually.

A classified board of directors can deter unfriendly and unsolicited takeover proposals and proxy contests, because a hostile bidder or shareholder insurgent must win two elections to replace a majority of a classified board. A classified board of directors can also promote continuity and encourage a long-term perspective by directors. Alternatively, the continuity of a classified board can be viewed as a disadvantage; two election cycles are required to replace a majority of a classified board even where a majority of shareholders are dissatisfied with the performance of incumbent directors. Many institutional investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing these policies.

The board of directors has examined the arguments for and against continuation of the classified board in light of the size and financial strength of the Company, listened to the views of a number of its shareholders and outside advisors, and determined that the Company’s classified board structure should be eliminated. The board of directors concluded that all directors should be equally accountable at all times for the Company’s performance and that the will of the majority of shareholders should not be impeded by a classified board of directors.

The proposed amendment will allow shareholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the board of director’s membership and our policies and long-term strategic planning should not be affected.

The text of the proposed amendment to the articles of incorporation is attached as Annex A to this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is composed of seven directors each of whom is an independent director, as defined under the listing standards of the New York Stock Exchange and the Company’s Standards for Determining Director Independence. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on the Company’s web site at www.aglresources.com.

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for 2008 with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Public Company Accounting Oversight Board statement on Auditing Standards No. 6, as amended, regarding PricewaterhouseCooper’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting. In addition, the Audit Committee has discussed with PricewaterhouseCoopers its independence from the Company and from Company management, including the matters in the written disclosures and the letter provided to the Audit Committee by PricewaterhouseCoopers as required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended that the board of directors approve the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for 2008 for filing with the SEC.

Henry C. Wolf (Chair)

Sandra N. Bane

Wyck A. Knox, Jr.

Dennis M. Love

Charles H. McTier

Dean R. O’Hare

Felker W. Ward, Jr.

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP served as our independent registered public accounting firm and audited our annual financial statements for the fiscal year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008.

PricewaterhouseCoopers has served as our principal independent registered public accounting firm since 2003.

The Audit Committee has appointed PricewaterhouseCoopers to be our independent registered public accounting firm for the fiscal year ending December 31, 2009. The shareholders are asked to ratify this appointment at the annual meeting. In the event shareholders do not ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2009, the Audit Committee will review its future selection of our independent registered public accounting firm.

Representatives of PricewaterhouseCoopers will attend the annual meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions.

Audit and Non-Audit Fees

The following table summarizes certain fees billed by PricewaterhouseCoopers for 2008 and 2007:

Fee Category:	2008	2007
Audit fees	$1,639,017	$1,879,011
Audit-related fees	350,000	250,650
Tax fees	33,579	45,070
All other fees	—	3,000

Total fees	$2,022,596	$2,177,731

Set forth below is a description of the nature of the services that PricewaterhouseCoopers provided to us in exchange for such fees.

Audit Fees

Represents fees PricewaterhouseCoopers billed us for the audit of our annual financial statements and the review of our quarterly financial statements and for services normally provided in connection with statutory and regulatory filings. These fees include fees incurred in meeting the internal control over financial reporting compliance requirements of Section 404 of the Sarbanes-Oxley Act of

2002, as well as audit fees for our subsidiary, SouthStar Energy Services LLC.

Audit-Related Fees

Represents fees PricewaterhouseCoopers billed us for audit and review-related services, including services relating to the issuance of a SAS 70 review report for Atlanta Gas Light Company’s Marketers, potential business acquisitions and dispositions, the audit of employee benefit plan financial statements, assistance with implementation of rules and regulations pursuant to the Sarbanes-Oxley Act of 2002 and compliance with rules and regulations applicable to accounting matters.

Tax Fees

Represents fees PricewaterhouseCoopers billed us for tax compliance, planning and advisory services.

All Other Fees

Represents fees PricewaterhouseCoopers billed us for professional services related to an online research tool and professional training in 2007.

The $155,135, or 7%, decrease in fees from 2007 to 2008 primarily reflects $239,994 in reduced audit fees as a result of audit efficiencies and lower bond issuance and refinancing services partially offset by higher audit-related fees of $99,350 as a result of a change in the review period for the SAS 70 review. The decreased fees also reflected a reduction of $11,491 in tax fees.

The Audit Committee pre-approved all of the above audit, audit-related, tax and other fees of PricewaterhouseCoopers, as required by the pre-approval policy described below. The Audit Committee concluded that the provision of the above services by PricewaterhouseCoopers was compatible with maintaining PricewaterhouseCoopers’ independence.

Audit Committee Audit and Non-Audit Services Approval Policy

Consistent with rules and regulations pursuant to the Sarbanes-Oxley Act of 2002 regarding registered public accounting firm independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the

Company’s independent registered public accounting firm. In recognition of this responsibility, the Audit Committee adopted a policy that requires specific Audit Committee approval before any services are provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year and an estimate of the related fees for (1) audit services, (2) audit-related services, (3) tax services, and (4) all other services. The Audit Committee pre-approves these services by category of service and budget amount. The services and fees must be deemed compatible with the maintenance of the independent registered public accounting firm’s independence. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires that management obtain specific approval from the Audit Committee before engaging the independent registered public accounting firm.

The Audit Committee may delegate approval authority to one or more of its members. The member to whom such authority is delegated must present for ratification any approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee of the board of directors is composed of six directors, each of whom is an independent director, as defined under the listing standards of the New York Stock Exchange and the Company’s Standards for Determining Director Independence. The Compensation and Management Development Committee operates under a written charter adopted by the board of directors, a copy of which is available on the Company’s web site at www.aglresources.com.

The Compensation and Management Development Committee has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this proxy statement required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on the Committee’s review and discussions with management, the Committee recommended to the board of directors that the CD&A be included in the Company’s 2008 annual report on Form 10-K and in this proxy statement.

Arthur E. Johnson (Chair)

Sandra N. Bane

Thomas D. Bell, Jr.

Charles R. Crisp

James A. Rubright

Bettina M. Whyte

The information contained in the Compensation and Management Development Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation and Management Development Committee at December 31, 2008: Sandra N. Bane, Thomas D. Bell, Jr., Charles R. Crisp, Arthur E. Johnson (Chair), James A. Rubright and Bettina M. Whyte. None of such persons was, during 2008 or previously, an officer or employee of AGL Resources or any of its subsidiaries and each such person was an independent director as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence.

Thomas D. Bell, Jr. is Chairman and Chief Executive Officer of Cousins Properties Incorporated. Cousins holds a 50% general partnership interest in Ten Peachtree Place Associates, or TPPA, which owns the building where we lease space for our corporate headquarters. Mr. Bell is not an officer of

TPPA. Although Cousins is the managing member of TPPA, major business decisions for the TPPA partnership must be decided unanimously by Cousins and its partner. Prior to Mr. Bell joining our board of directors, we entered into a ten-year lease agreement with TPPA that commenced in 2003. Cousins’ 50% interest in the amount we paid in lease payments to TPPA in 2006 was approximately $3,104,000, in 2007 was approximately $3,466,000 and in 2008 was approximately $3,510,000, which was less than 2% of both our consolidated gross revenues and Cousins’ consolidated gross revenues for such respective years. The board of directors determined that Mr. Bell is independent because our business relationship with TPPA is not material as payments of less than 2% do not create any presumption of materiality under our Standards for Determining Director Independence.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our compensation objectives and policies, the elements of compensation that we provide to our top executive officers, and the material factors that we considered in making the decisions to pay such compensation. Later in this proxy statement under the heading “Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in 2008 to the following individuals, whom we refer to as our “named executive officers”:

•	John W. Somerhalder II, our chairman of the board, president and chief executive officer,

•	Andrew W. Evans, our executive vice president and chief financial officer,

•	Henry P. Linginfelter, our executive vice president, utility operations,

•	Kevin P. Madden, our executive vice president, external affairs, and

•	Douglas N. Schantz, president of Sequent Energy Management (Sequent), our wholesale services segment.

Executive Summary

The following provides a brief overview of the more detailed information provided in this Compensation Discussion and Analysis.

•

The objective of our compensation program is to recruit, retain, reward, and motivate talented executives and to align their interests with our shareholders’ interests and our long-term financial health.

•	We provide our executive officers with cash compensation in the form of base salary, annual incentives and long-term performance-based cash awards.

•	We provide our executives with equity compensation in the form of performance-based restricted stock units, restricted stock and stock options.

•

We target total direct compensation (base salary, annual incentive, and long-term incentives) to be competitive with a large energy services industry survey group, and, more generally, with our “proxy peers” (a group of natural gas providers).

•	Financial planning is the only perquisite that we presently offer to our named executive officers.

•	Each of our named executive officers has a change-in-control severance agreement.

•	Our executives participate in the same group benefit programs available to all employees.

•	We maintain both tax-qualified retirement plans and non-qualified supplemental excess retirement plans.

•	Company performance for fiscal 2008 resulted in annual incentive compensation payouts paying above their target amounts.

Executive Compensation Program Objectives

Our executive compensation program has three primary objectives, each of which relates to our desire to reflect the long-term value-creation goals for the Company and the industries in which we compete. These objectives are:

•	to provide a total compensation package that allows us to compete effectively in the executive labor market to attract, reward and retain executive leadership talent,

•	to reward executives for meaningful performance that contributes to enhanced shareholder value, sustained customer service, and our general long-term financial health, and

•	to align the interests of our executives with those of our shareholders.

In accordance with these goals, we provide a significant portion of each executive’s compensation in the form of at-risk incentive awards that measure individual performance and our success as a company in achieving our business strategy and objectives. With respect to Company performance, we focus on two primary criteria:

•	shareholder value as measured by long-term earnings growth and dividend yield, and

•	operational performance as measured by earnings per share, or EPS, and achievement of strategic goals and objectives, such as safety, customer service excellence and business process improvement.

The Compensation and Management Development Committee of our board of directors, which we refer to as the Compensation Committee, governs our executive compensation program. Information about the Compensation Committee and its composition, responsibilities and operations can be found on page 11 of this proxy statement, under the caption “Corporate Governance—Compensation and Management Development Committee.”

Compensation Program Elements and their Purpose

Our executive compensation program primarily consists of the following integrated components which make up an executive’s total direct compensation in a given year: base salary, annual incentive awards, and long-term incentive opportunities. The program also contains elements related to retirement, severance, and other employee benefits. The following provides a brief description of each of these elements.

•

Base salary—Provides the fixed portion of an executive’s annual compensation and is intended to recognize fundamental market value for the skills and experience of the individual, relative to the responsibilities of his or her position in our Company.

•

Annual incentive award—Provides the variable portion of an executive’s annual compensation and is intended to vary as a direct reflection of Company and individual performance over a twelve-month period.

•

Long-term incentives (stock options, restricted stock units, restricted stock and performance cash awards)—Encourages retention and rewards performance over a multi-year period with vesting conditioned upon shareholder value appreciation or operational performance.

•

Employee retirement/health and welfare benefit plans—Provides competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, for the executives and their families.

•	Severance and other termination payments—Provides severance benefits in the event an executive’s employment is terminated in various circumstances following a change in control.

•	Tax preparation and financial planning perquisite—Provides reimbursement of up to $15,000 per year for tax preparation, financial and estate planning.

Benchmarking Practices

Each year we review our executives’ compensation for market competitiveness and performance impact. We compare our compensation levels to the amounts paid to executives in similar roles in other companies, a process called “benchmarking,” to determine if our executive compensation is competitive in the market. In connection with this annual review, we re-evaluate the companies included in our peer groups to assure that we have the appropriate marketplace focus. For 2008, the Compensation Committee engaged the services of Towers Perrin as its independent compensation consultant to benchmark three items: base salary, target annual incentive opportunities and annual long-term incentive award opportunities. Each of these was benchmarked from two market perspectives:

•

A group of 12 comparably sized natural gas providers, which we refer to as “proxy peers.” As publicly-traded natural gas companies, our proxy peers represent those companies considered most comparable to our Company, but for compensation purposes this group provides a very limited view of the available labor market in which we compete for executive talent. For 2008, our proxy peers were:

Atmos Energy Corp

Energen Corp

Equitable Resources Inc.

National Fuel Gas Co

New Jersey Resources Corp

Nicor Inc.

ONEOK Inc.

Peoples Energy Corp

Piedmont Natural Gas Co Inc.

Questar Corp

UGI Corp

WGL Holdings Inc.

Note: While these companies reported survey data in 2007 for 2008 benchmarking purposes, Peoples Energy was acquired by Integrys during 2008 and its compensation information is no longer reported in public filings.

•	A group of 90 energy services companies from Towers Perrin’s Energy Industry Services Compensation Database ranging in revenue from under $500 million to over $13 billion with a median revenue of $3 billion, which we refer to as our “energy industry peers.” Our energy industry peer group includes a much larger list of companies than our proxy peer group and provides us with a more accurate understanding of the broader energy labor market in which we compete for executive talent. For 2008, our energy services peers were:

Allegheny Energy, Inc.

Allete Inc.

Ameren Corp.

American Electric Power

Areva NP Inc.

AEI Services LLC

Atmos Energy Corp.

Avista Corp.

Black Hills Corporation

California Independent System             Operator

Calpine Corporation

CenterPoint Energy Inc.

Cleco Corp.

CMS Energy Corp.

Colorado Springs Utilities

Consolidated Edison Inc.

Constellation Energy Group

Covanta Energy Corp.

DKRW Energy LLC

Dominion Resources Inc.

DTE Energy Co.

Duke Energy Corp.

Dynegy Inc.

E. ON U.S.

Edison International

El Paso Co.

Enbridge Energy Partners LP

Energen Corp.

Energy Northwest

Enron Corp.

Entergy Corp.

EPCO Inc.

Equitable Resources Inc.

Eugene Water & Electric Board

Exelon Corp.

FirstEnergy Corp.

FPL Group Inc.

Great Plains Energy Inc.

IDACORP Inc.

Jacksonville Electric Authority

KAPL, Inc.

Lower Colorado River Authority

MDU Resources Group, Inc.

MGE Energy Inc.

Mirant Corp.

National Fuel Gas Co.

New York Independent System             Operator

New York Power Authority

Nicor Inc.

Northeast Utilities

NorthWestern Corporation

NRG Energy, Inc.

NSTAR Electric Co.

Nuclear Management

Northwest Natural Gas Co.

OGE Energy Corp.

Omaha Public Power

ONEOK Inc.

Otter Tail Corp.

Pacific Gas & Electric Co.

PacifiCorp

Pepco Holdings Inc.

Pinnacle West Capital Corp.

PNM Resources Inc.

Portland General Electric Co.

PPL Corp

Progress Energy Corp.

Public Service Enterprise Group Inc.

Puget Energy Inc.

Salt River Project

Santee Cooper

SCANA Corp.

Sempra Energy

Southern Company

Southern Union Company

Spectra Energy Corp.

STP Nuclear Operating Co.

SUEZ Energy North America

Targa Resources Inc.

Tennessee Valley Authority

TransCanada Corporation

TXU Energy

UIL Holdings Corp.

UniSource Energy Corp.

Unitil Corp.

USEC Inc.

Westar Energy Inc.

Williams Companies Inc.

Wisconsin Energy Corp.

Xcel Energy Inc.

Because the companies in the energy industry peer group vary widely in size, Towers Perrin adjusts the market data to reflect a company of our revenue size. Since larger companies typically pay higher levels of executive pay, and smaller companies typically pay less, we believe that this adjustment provides us with more accurate information. We do not adjust the proxy peer group market data in this manner because Towers Perrin has informed us that the adjustment method is not accurate when analyzing such a small number of companies.

The Compensation Committee also periodically reviews compensation levels and practices from a broader, general industry perspective for general reference purposes only. We do not benchmark our pay against the general industry, and we do not consider this comparison to play a material part in our compensation decisions.

Using the proxy peer and energy industry peer group information, the Compensation Committee evaluates our aggregate executive compensation on an annual basis by comparing the compensation of our named executive officers with executive pay in the peer groups. For 2008 we compared our named executive officers to executives at the following levels:

Our Executive Positions	Energy Services Benchmarked Positions

Chairman of the Board, President and Chief Executive Officer	Chief Executive Officer

EVP and Chief Financial Officer	CFO/Top Financial Executive

EVP, External Affairs	Top Corporate Affairs Executive*

EVP, Utility Operations	Top Regulated Energy Executive

President, Sequent	Head of Trading/Marketing*

*

For proxy peer group purposes, comparable positions could not be found for the President, Sequent, and the EVP, External Affairs. These positions were matched to the proxy peer group’s 2nd and 3rd highest paid executive, respectively (based upon total cash compensation).

The Compensation Committee examines each component of pay on both a stand-alone basis and together as a whole when setting levels of base pay and targets for annual and long-term incentives. We seek to be generally competitive with our proxy peers and our energy industry peers, across the three pay elements that make up total direct compensation (base salary, annual incentive and long-term incentives). However, we recognize that the companies that comprise our proxy and energy industry peer groups and our own performance may change from year to year and that these changes may cause our compensation levels relative to our peer groups to vary, as well. Accordingly, we do not apply a specific formula to determine any adjustments to overall or individual executive pay. Instead, the Compensation Committee determines individual compensation amounts in a deliberative process with input from Towers Perrin and our chief executive officer. This process is described in more detail below.

Determining the Amount of Each Compensation Program Element

Base salary—The factors that the Compensation Committee considered in setting base salary for our named executive officers in 2008 include: years in position as well as pay for comparable positions among peers, individual executive performance, internal equity comparisons and mastery of position responsibilities. Base salary is considered the foundation of the total, direct compensation package, as other elements of the package are awarded as a percentage of base salary.

Annual incentives—In 2008, (other than for Mr. Schantz, as described below), our Annual Incentive Plan provided the individual performance portion of our named executive officers’ annual incentive, and our Omnibus Performance Incentive Plan provided the corporate performance portion. The Omnibus Performance Incentive Plan was approved by our shareholders, and awards earned under it are intended to qualify for the performance-based compensation exception to the deduction limits under Section 162(m) of the U.S. tax code.

We consider multiple factors when determining the compensation elements for our executives, as described below.

Target bonuses under both incentive plans are calculated as a percentage of base salary and represent the amount of money to be paid if performance is met exactly as expected. Target bonuses for our named executive officers ranged from 60% to 100% of base salary. Actual awards may be substantially greater or smaller than the target bonus, based upon actual performance against performance measures set by the Compensation Committee. Annual payout opportunity can range from 0% to 200% of the target bonus. To achieve a 200% award, performance must meet or exceed maximum performance levels on both corporate and individual performance measures.

For 2008, the Compensation Committee derived performance measures from our annual operating plan and business strategy, as reviewed by the board of directors. Measures applicable to the named executive officers included our corporate EPS target, which was weighted at 75% of the total award, and individual performance, which was weighted at 25%. In administering our incentive plans (both annual and long-term), when we use EPS as a performance measure, we adjust our EPS, which is based on net income determined in accordance with accounting principles generally accepted in the United States of America (GAAP), for economic value created in a plan year by certain of our operating segments, but not yet reflected in GAAP earnings reported for that year. For 2008, this included economic value adjustments related to both our wholesale and retail energy operations segments. We refer to this as Plan EPS. For 2008, this adjustment took into account both (i) economic value related to 2008 and created in a prior year but not reflected in our GAAP net income for such prior year; and (ii) economic value created in 2008, related to 2009 and not reflected in our GAAP net income for 2008.

The Compensation Committee feels that Plan EPS is an appropriate measure of our performance, as it reflects any growth of the business and any changes in the value of shareholder investment. EPS is also a common measure of general financial and operating health used by stock and financial analysts as well as investors. The Compensation Committee chose individual measures as the second performance factor to drive the achievement of operational goals considered critical to the overall success of our Company. Regardless of the achievement of individual performance measures, absent the Compensation Committee’s discretion, our named executive officers are not eligible to receive incentive pay unless a threshold Plan EPS performance is met. The individual goals for each executive were aligned with our corporate and business unit objectives.

For our chief executive officer, the individual performance component was based on the Compensation Committee’s assessment of performance against his individual objectives established at the beginning of the year. Our chief executive officer performed a similar assessment of the performance of other named executive officers related to their respective individual goals and reviewed that assessment with the Compensation Committee. Further details regarding these goals are provided on page 42.

Mr. Schantz serves as president of Sequent, our wholesale services segment, which maintains an annual incentive plan specific to its employees and separate from the Annual Incentive Plan and the Omnibus Performance Incentive Plan. He does not participate directly in any of our formal annual incentive plans; instead, to establish Mr. Schantz’ incentive compensation for 2008, the Compensation Committee considered our Plan EPS performance, Mr. Schantz’ individual performance, and Sequent’s specific performance. Although not subject to a cap, Mr. Schantz’ annual incentive compensation is subject to mandatory deferral of 50% of any amount earned in a plan year that exceeds his annual base salary for that year. The deferred amount is payable in approximately equal installments on each of the first two anniversaries of the deferral date. Should Mr. Schantz terminate employment for any reason before an anniversary date, the remaining deferred balances are forfeited. During the deferral period, deferred amounts earn interest calculated at the treasury rate, which was 4.63% during 2008.

Long-term incentives—For 2008, the Compensation Committee, using market and benchmarking data furnished by Towers Perrin, determined that the overall long-term incentive compensation opportunity for the named executive officers should range between 75% and 219% of base salary.

As noted earlier, for the purpose of providing 2008 annual grants, we used three vehicles to deliver long-term incentives. The proportional mix of options, restricted stock units and performance cash awards was set with consideration of the respective attributes that each of these vehicles represent from the Company’s and executive’s perspective, as described below. This mix was chosen to ensure maximum efficiency of our run rate and to minimize the number of shares reserved for grants to executives.

•

Stock options—Because stock options produce tangible value to the holder only if our stock price increases, the Compensation Committee believes that options provide an incentive to perform in ways that lead to stock price appreciation and thus align pay with shareholder interests. The Compensation Committee determines the number of stock options granted to each executive, using a binomial lattice model and the market value of shares at the time of grant. For 2008, stock options constituted 20% of the total long-term incentive at the target award level.

•	Restricted stock units—This portion of the long-term incentive initially takes the form of restricted share units having a one-year measurement period and a Plan

EPS performance hurdle. Plan EPS is described above in “Annual Incentive Awards.” Assuming the Plan EPS performance hurdle is met, the restricted stock units convert to an equal number of shares of restricted stock with a three-year, time-based vesting period. These awards are designed to focus the executives on earnings per share and provide retention value during the vesting period. In addition, because the per share grant date value of restricted shares is greater than the per share grant date value of stock options, fewer of these shares are awarded compared to stock options, resulting in less dilution. The Compensation Committee believes that these awards provide significant performance incentive and retention value, while aligning the applicable compensation with shareholder interests. For 2008, restricted stock units constituted 40% of the total long-term incentive at the target award level.

•

Performance cash awards—Performance cash awards granted in 2008 provide a potential cash payment based on average annual growth in earnings per share, as adjusted to reflect the effect of economic valued created by the Company’s wholesale services business, plus the average dividend yield above a preset level, over a three-year period. If the value hurdle is not attained, nothing will be paid. The award value may range between 0% and 140% of the target award value, based on actual performance.

The Compensation Committee believes that using cash for these awards rather than shares limits share dilution, while continuing to provide significant performance incentive and retention value. For 2008, target performance cash awards constituted 40% of the total long-term incentive at the target award level.

The realized compensation value from equity-based long-term incentives is ultimately determined by our stock price performance over the term of the awards and the executive’s decision as to when to exercise stock options and to sell shares.

Factors influencing actual individual grant levels include executive level, position retention concerns, if any, and Company performance. The 20%-40%-40% mix used in 2008 was determined based upon energy industry peer group data and by balancing factors that included the cost of equity awards and projected impact on shareholder dilution.

Employee retirement/health and welfare benefit plans—Our executives participate in the same programs pertaining to medical coverage, life insurance, disability, pension and retirement offered to all of our eligible employees. In addition, we provide our executives and other highly compensated employees non-qualified retirement benefits in excess of Internal Revenue Service qualified plan limits on contributions, and total benefits. These additional benefits generally are calculated based upon benefits an executive would be entitled to under our qualified retirement plans if such tax limitations did not apply. The retirement plans available to the named executive officers are described in more detail beginning on page 53. We believe that our benefits and retirement programs, including the amount of the retirement benefit, is comparable to those offered by similar companies and, as a result, are competitive.

Executive perquisites—Our executive officers are entitled to a financial planning benefit that may be used exclusively for tax preparation, financial planning and estate planning. The maximum level of this benefit is $15,000 per year, but the value of this benefit is based upon the actual charge for services, which can be found in the perquisite column of the table for “All Other Compensation Detail” on page 48. We do not provide any other perquisites such as executive life insurance, or country club memberships to our executives. Benefits such as housing allowances or use of a Company car, are provided only on a temporary basis in the event of relocation or other exceptional circumstances, as determined by pre-established policy or by the Compensation Committee.

Allocation of Total Direct Compensation

Long-Term vs. Annual Compensation. We seek to maintain an executive compensation program that is balanced in terms of each element of pay relative to competitive practices, with more weighting placed on long-term than short-term incentives. The Compensation Committee developed target total direct compensation and the allocations between short- and long-term incentives for 2008 in coordination with Towers Perrin, based on its research regarding effective and emerging practice among proxy peers and energy industry peers. The following table provides the elements of total direct compensation for our named executive officers for 2008.

		Incentive Targets
		Short Term		Long-Term*
Name	Base Salary	% of Base	Target	% of Base	Target	Total Direct Compensation
John W. Somerhalder II	$800,000	100%	$800,000	219%	$1,750,000	$3,350,000
Andrew W. Evans	445,000	60%	267,000	140%	623,000	1,335,000
Henry P. Linginfelter	405,000	60%	243,000	140%	567,000	1,215,000
Kevin P. Madden	412,000	60%	247,200	140%	576,800	1,236,000
Douglas N. Schantz	320,000	**	**	75%	240,000	**

*	Compensation Committee approved a flat dollar long-term target for Mr. Somerhalder, which results in the 219% of base set forth above.

**	For 2008, Mr. Schantz’ short-term incentive opportunity was not expressed as a “target,” but rather was determined by Mr. Somerhalder and the Compensation Committee following the year-end, based on performance criteria related to our corporate earnings per share, Sequent’s performance and Mr. Schantz’ individual performance.

Role of Executive Officers in Determining Executive Compensation

Our chief executive officer develops recommendations regarding executive compensation, including proposals relative to compensation for individual executive officers, other than himself, using internal and external resources. These resources include such things as compensation surveys, external data and reports from the Compensation Committee’s consultant and data, reports and recommendations from internal staff.

Recommendations from the chief executive officer include and consider all aspects of the compensation program—philosophy, design, compliance and competitive strategy—as well as specific actions regarding individual executive officer compensation, including individual performance. The Compensation Committee reviews these recommendations along with data provided by Towers Perrin, and decides whether to accept, reject, or revise these proposals. The Compensation Committee may recommend certain decisions to the full board for its approval.

Our chief financial officer assists the Compensation Committee in understanding key business drivers included in program designs, especially incentive programs and performance measures. This may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our chief financial officer also provides regular updates to the Compensation Committee regarding current and anticipated business performance outcomes and their impact on executive compensation.

Our general counsel ensures that appropriate plan documentation and approvals are received in order to keep executive pay programs in compliance with applicable laws and stock exchange listing requirements. Our general counsel also advises the Compensation Committee and board of directors regarding compliance with appropriate governance standards and requirements.

2008 Executive Compensation Analysis

Early each year, the Compensation Committee meets to review and consider whether any adjustments to each executive’s base salary, short-term and long-term incentive targets are appropriate, and the mix between cash and stock-based pay for the upcoming year, as well as to review performance-based payments to be made based upon the prior year’s performance. Additionally, the Compensation Committee may consider and make adjustments due to unforeseen circumstances that may have occurred during the year.

Annual Total Direct Compensation Review

Mr. Somerhalder—Chairman, President and Chief Executive Officer. Towers Perrin reported that while Mr. Somerhalder’s total direct compensation continues to be slightly higher than proxy peers, it was significantly below our energy industry peers. Towers Perrin further noted that Mr. Somerhalder’s base pay and annual incentive was between the 50th and 75th percentile of proxy peers, and both of these components were well below our energy industry peers. The Compensation Committee increased his base salary from $750,000 to $800,000 and his annual incentive target from 85% to 100% of base salary in order to more closely align with our energy industry peers. The Compensation Committee determined that these increases were reflective of Mr. Somerhalder’s increasing tenure and progression in his role as chief executive officer and noted that, from an overall perspective, these amounts are still generally below market. The Compensation Committee decided to continue to maintain Mr. Somerhalder’s long-term incentive target at a flat $1,750,000, which has remained the same for three years.

We note that Mr. Somerhalder’s compensation, in general, is greater than our other named executive officers. In benchmarking our executives, the data collected by Towers Perrin indicated that this is common among our peer groups. The Compensation Committee determined that the difference in compensation between our chief executive officer and the other executive officers was appropriate, based upon the difference in duties and responsibilities.

Mr. Evans—Executive Vice President and Chief Financial Officer. Towers Perrin reported to the Compensation Committee that Mr. Evans’ total direct compensation paid was slightly higher than our proxy peers, as well as slightly higher than our energy industry peers at the 50th percentile. However, after considering that his base salary and targeted short-term incentive are slightly below our energy industry peers, and with consideration of his personal growth within his role, the Compensation Committee approved a base salary increase for 2008 from $420,000 to $445,000, to coincide with the 50th percentile of our energy industry peers. The Compensation Committee decided to maintain his current annual and long-term incentive targets at 60% and 140% of base salary, respectively.

Mr. Linginfelter—Executive Vice President, Utility Operations. Towers Perrin advised the Compensation Committee that, as the head of our regulated businesses, an appropriate match could not be found for Mr. Linginfelter within our proxy peers, and therefore, data could not be reported from our proxy peer group. Towers Perrin also reported that Mr. Linginfelter’s total direct compensation paid was significantly lower than our energy industry peers. In determining Mr. Linginfelter’s compensation, the

Compensation Committee considered that Mr. Linginfelter was promoted to his position in June 2007 and increased his salary from $350,000 to $405,000, which is still below his energy industry peers. Although Mr. Linginfelter’s annual and long-term incentives were adjusted closer to market when he was originally promoted, the Compensation Committee further adjusted his long-term incentive from 130% of base salary to 140% of base salary. This is significantly below energy industry peers, but it provides internal parity between Mr. Linginfelter and our Executive Vice President, Chief Financial Officer.

Mr. Madden—Executive Vice President, External Affairs. As mentioned earlier, because of the lack of an appropriate match, Towers Perrin used the 3rd highest paid executive data when comparing Mr. Madden to the proxy peer group. Towers Perrin reported that in his current role of executive vice president, external affairs, Mr. Madden’s total direct compensation surpassed the 75th percentile for both peer groups. However, when reviewing his compensation for 2008, the Compensation Committee took into consideration the high level of experience and ability Mr. Madden brings to the role, based in part upon his tenure in other senior roles within our Company. The Compensation Committee decided to provide Mr. Madden with a salary increase from $400,000 to $412,000 to maintain his current position within market. No changes were made to either annual or long-term incentives, which remained at 60% and 140% of base salary, respectively. On October 28, 2008 Mr. Madden announced his retirement from our Company, effective March 1, 2009.

Mr. Schantz—President, Sequent. As mentioned earlier, because of the lack of an appropriate match, Towers Perrin used the 2nd highest paid executive when comparing Mr. Schantz to the proxy peer group. To provide more accurate data for the head of our wholesale services segment, Towers Perrin matched Mr. Schantz to Towers Perrin’s Energy Trading and Marketing Survey, rather than the aforementioned energy industry peers. Towers Perrin reported to the Compensation Committee that Mr. Schantz’ actual total direct compensation was on par with the 75th percentile of both our proxy peers and the Energy Trading and Marketing Survey. They further reported that while his base salary, annual, and long-term incentives generally lagged his proxy peer match, they were generally favorable to the Energy Trading and Marketing Survey. The Compensation Committee approved an increase in base salary from $305,000 to $320,000 and increased his long-term incentive target from 71% of base salary to 75% of base salary to bring parity between Mr. Schantz and his peers. Mr. Schantz’ short-term incentive opportunity is not expressed as a “target,” but rather is determined by Mr. Somerhalder and the Compensation Committee following the year end, based on performance criteria related to our corporate earnings per share, Sequent’s performance and Mr. Schantz’ individual performance. Although Mr. Schantz’ annual incentives are generally higher than market and his long-term incentives are generally lower than market, the Compensation Committee considers his incentives and range of opportunity to be appropriate in the aggregate. Since a portion of Mr. Schantz’ short-term incentive may be subject to mandatory deferral, as explained on page 36, the Compensation Committee believes his overall incentives to be appropriate.

Determination of 2008 Annual Incentive Payouts

Annual incentives earned in 2008, were calculated according to achievement against Plan EPS and individual performance measures. Performance against our corporate target was weighted at 75% of the total award, and individual performance was weighted at 25%.

Corporate Performance. The Compensation Committee approved a Plan EPS target of $2.76 as the 2008 corporate performance metric for annual incentives, as detailed below. The Compensation Committee considered the following factors when approving this goal: it would require us to meet the 4% year-over-year growth commitment made to shareholders, it is consistent with our Institutional Brokers’ Estimate System (IBES) earnings estimate, it was an appropriate stretch target when considering our 2008 business objectives, and it accounts for anticipated volatility and treatment of earnings with Sequent. IBES is a system that gathers and compiles estimates made by stock analysts on the future earnings of U.S. publicly traded companies. Corporate performance results are set forth in the table below.

Target Plan EPS (1)	Plan EPS Achieved (2)	Resulting Corporate Payout Percentage
$2.76	$2.83	170%

(1)	Our Plan EPS target for 2008 reflected a downward pre-tax adjustment of $5 million or $0.04 per basic share of net economic value created by our wholesale services operating segment but not yet reflected in GAAP earnings. This adjustment had the effect of decreasing by $0.04 per basic share our Plan EPS goals included in the “Omnibus Performance Incentive Plan and Annual Incentive Plan” section of Item 5.02 of our Current Report on Form 8-K filed with the SEC on February 11, 2008.

(2)	Our actual Plan EPS achieved reflects a downward pre-tax adjustment of $2 million or $0.02 per basic share of net economic value created by our wholesale services and retail energy operations segments. This adjustment had the effect of decreasing our reported EPS of $2.85 by $0.02 per basic share and resulting in 2008 Plan EPS of $2.83, which was certified by the Compensation Committee for purposes of the 2008 annual incentive plans. Consequently, the resulting corporate performance payout under the 2008 annual incentive plan was 170% of target.

Individual Performance. We believe that a portion of an executive’s annual incentive award should reflect his or her contributions to the Company’s overall objectives for the year.

Early in the year, certain individual objectives are assigned to each named executive officer by Mr. Somerhalder, and/or the Compensation Committee. With these objectives in mind, shortly following the end of the year Mr. Somerhalder subjectively assesses the individual performance of each of the other named executive officers, discusses his conclusions with each individual named executive officer and presents his review to the Compensation Committee for discussion. The Compensation Committee undertakes a similar process with regard to Mr. Somerhalder’s performance and reviews that assessment with him.

These individual assessments directly impacted the performance rating of each named executive officer for 2008, as explained further below. Specific achievements related to Mr. Somerhalder’s performance included:

•	Effective leadership in controlling costs across the business, and strong financial performance in our commercial operations;

•	Strong performance in securing key regulatory and legislative outcomes on a state and federal level; and

•	Effective leadership of the management group and oversight of executive succession planning.

Achievements related to the assessments of the other named executive officers were based on their individual functions with the Company. The following are the performance categories upon which the individual achievements of each executive officer were considered:

•	Control of our overall operations and management (O&M) costs;

•	Internal and external reporting processes and planning;

•	Enhancement of our disaster recovery plans;

•	Customer service and employee safety;

•	Regulatory matters;

•	Capital projects and commercial performance;

•	Annual financial results related to energy marketing and trading; and

•	Risk management and credit.

Taking into consideration the individual achievements in the performance categories noted above, the Compensation Committee determined the appropriate level of performance payouts, as set forth in the table below, based upon their assessment that each named executive officer’s individual performance had exceeded target levels for the year.

Named Executive Officers	Individual Performance Payout	Percent of Individual Performance Target (0% to 200%)
John W. Somerhalder II	$297,116	150%
Andrew W. Evans	$99,260	150%
Henry P. Linginfelter	$98,143	165%
Kevin P. Madden	$92,285	150%
Douglas N. Schantz	$101,264	170%

Discretion to Modify Awards. The Compensation Committee reserves the right to adjust individual goals during the course of the year in order to reflect changes in the Company and its business. In determining the corporate performance component under our 2007 Omnibus Performance Incentive Plan, the Compensation Committee has the authority to (i) exclude extraordinary one-time effects, which could increase or decrease award payments, if, in its overall judgment, our Company and our shareholders are better served by that result, and (ii) exercise negative discretion against reported results which would serve to reduce an award otherwise due. The Compensation Committee did not exercise such discretion in determining award payments for 2008 performance.

Determination of 2008 Long-Term Incentive Payouts

Performance-Based Restricted Stock Units. As mentioned above, performance-based restricted stock units constitute 40% of the annual long-term incentive at the target award level and are subject to a one-year EPS performance hurdle. For 2008, as noted in the following table, the performance hurdle for restricted share units was attained and all such units were approved.

Performance Hurdle (Target Plan EPS)	Actual Result (Plan EPS Achieved)
$2.65	$2.83

The following chart details the value of the approved restricted stock units, which will convert to restricted shares of common stock, subject to three-year time-based ratable vesting. Details regarding the grant of these awards can be found on the “Grants of Plan-Based Awards” table on page 49.

Officer	Total Value*
John W. Somerhalder II	$956,235
Andrew W. Evans	$320,046
Henry P. Linginfelter	$269,307
Kevin P. Madden	$308,337
Douglas N. Schantz	$124,896

*	Value as of date of grant.

Performance Cash Payouts. Performance cash awards granted to named executive officers in January 2006 and having a measurement period that ended December 31, 2008, resulted in payments based on the performance set forth below, as certified by the Compensation Committee.

Performance Measure	Target	Actual	Award Level
Compound earnings growth plus dividend yield over measurement period	10%	8.96%	89.6%

Payments associated with these awards can be found in the “Non-Equity Incentive Plan Payout Detail” table on page 48.

Performance Cash. As discussed above, performance cash awards granted in 2008 to our named executive officers provide a potential cash payment based on average compound annual earnings growth and average dividend yield above a preset level over a three-year period that began January 1, 2008 and will end on December 31, 2010. Details on the performance cash awards granted to our named executive officers can be found on page 49 in the “Grants of Plan-Based Awards” table.

Stock Options. Stock option awards are time vested. Details can be found on page 49 in the “Grants of Plan-Based Awards” table.

Discretion to Modify Awards. Under the long-term incentive program the Compensation Committee has discretion to extend an award that would otherwise be forfeited, but not beyond the original term of the award. The Compensation Committee does not generally have the authority to unilaterally rescind an award. Each award defines the terms under which it could be forfeited according to the terms approved by shareholders in each of the Long-Term Incentive Plan and the Omnibus Performance Incentive Plan. The Compensation Committee did not exercise such discretion in determining award payments for 2008 performance.

Change-of-Control Severance Agreements

Each of our named executive officers is party to an individual change in control severance agreement. Prior to approving these agreements in 2007, the Compensation Committee sought and received guidance from Towers Perrin regarding the current state of common practices in connection with the use of and appropriate terms and conditions of change-of-control agreements at companies including our proxy peers and energy industry peers. The Compensation Committee also sought input from Company management from the standpoint of determining the requirements for effective retention. In addition, the Compensation Committee used an independent accounting firm to estimate the costs associated with providing agreements to named executive officers and select other Company officers, under a variety of scenarios.

The Compensation Committee determined that based on all the factors and information it considered, it was appropriate to authorize the Company to enter into these agreements which replaced predecessor agreements that provided for greater potential severance payments. Such agreements align with the Company’s business objectives, including but not limited to, retaining the management team during the period of a potential transaction, preserving the objectivity of the management team in negotiating and executing a potential transaction, keeping management team members focused on the business, rather than their personal financial security and bridging potential periods of unemployment for covered executives. Tables disclosing the estimated costs associated with these agreements, as well as costs associated with termination of employment under other circumstances, are set forth on page 56 under the heading “Potential Payments upon Termination or Change in Control.”

Other Policies Governing our Executive Compensation Program

Grants of Long-Term Incentive Awards

The Compensation Committee generally grants long-term incentive awards on an annual basis at a regularly scheduled meeting of the board of directors, usually in late January or early February. The meeting date is scheduled well in advance and without regard to potential stock price movement.

In 2006, the Compensation Committee adopted a stock option grant policy. The stock option grant policy provides that in the ordinary course, stock option grants to executive officers and annual stock option grants to all other key employees will be made by the Compensation Committee at a regularly scheduled meeting. However, this policy also provides that the Compensation Committee may make grants through use of a unanimous written consent, in lieu of a meeting, but only when circumstances prevent the action from being taken at a regularly scheduled meeting.

Impact of restated earnings on previously paid or awarded compensation

We have not had to restate earnings in a manner that would impact incentive award payments. If future restatements are necessary, the Compensation Committee and the board of directors will consider the facts and circumstances relating to the cause of the restatement, as well as the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, in determining whether any payments based upon the financial results were made unjustly and the materiality and methods for recovering such payments.

Accounting and tax treatment of direct compensation

All compensation is subject to federal, state and local taxes as ordinary income or capital gains as various tax jurisdictions provide. Section 162(m) of the U.S. tax code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee anticipates that most awards under our long-term incentive programs and the corporate portion of the annual incentive for executive officers will continue to qualify as performance-based compensation. To maintain flexibility in compensating our executives, however, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit, when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

Since the adoption of the Financial Accounting Standards Board’s FAS 123R, “Accounting for Stock-Based Compensation”, the equity-based accounting treatment of differing forms of stock-issued awards does not have a material effect on the selection of particular forms of compensation.

Stock ownership

We maintain stock ownership guidelines that are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with shareholder interests, and demonstrate our officers’ commitment to enhancing long-term shareholder value. As chief executive officer, Mr. Somerhalder is encouraged to own shares of our common stock with a market value of at least five times his annual base salary, and our other named executive officers are encouraged to own shares of our common stock with a market value of three times their annual base salaries, depending on position level. The Compensation Committee regularly reviews the attainment of these ownership levels. We include all of the stock owned by an executive, restricted stock and vested stock options, and stock included in the executive’s account under our Retirement Savings Plus Plan and Nonqualified Savings Plan in calculating compliance with the ownership guidelines. Reports are provided regularly to the Compensation Committee as to the status of each executive’s stock ownership. On December 9, 2008, it was reported to the Compensation Committee that our Named Executive Officers continue to make appropriate progress towards meeting their guidelines, despite the current negative impact of the economy on our share price.

EXECUTIVE COMPENSATION

Compensation Paid to Named Executive Officers

The Summary Compensation Table below reflects the total compensation earned by our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers who served as an executive officer as of December 31, 2008. These five officers are our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

John W. Somerhalder II	2008	$792,308	$—	$478,659	$284,990	$1,307,308	$166,889	$123,400	$3,153,554
Chairman, President and Chief Executive Officer	2007	742,308	—	286,640	274,612	—	212,267	151,756	1,667,583
	2006	568,077	150,000	238,867	143,126	830,918	81,150	439,015	2,451,153

Andrew W. Evans	2008	441,154	—	226,949	91,088	587,270	63,661	54,317	1,464,439
Executive Vice President and Chief Financial Officer	2007	405,865	—	252,630	95,301	281,705	26,355	66,830	1,128,686
	2006	339,231	—	252,353	63,121	483,143	29,505	50,802	1,218,155

Henry P. Linginfelter	2008	396,538	—	87,261	36,202	448,804	79,564	28,276	1,076,645
Executive Vice President, Utility Operations

Kevin P. Madden	2008	410,154	—	345,039	24,347	596,721	128,713	50,924	1,555,898
Executive Vice President, External Affairs	2007	396,923	—	418,536	193,852	279,066	60,744	106,187	1,455,308
	2006	380,000	—	428,373	59,911	538,300	85,647	84,975	1,577,206

Douglas N. Schantz	2008	317,692	—	414,326	27,440	820,246	84,693	49,490	1,713,887
President, Sequent Energy Management, LP	2007	302,692	—	222,531	37,652	123,325	62,974	68,120	817,294
	2006	288,846	—	28,133	55,856	1,250,000	87,705	64,400	1,774,940

(1)	For each of the named executive officers, includes salary that was eligible for deferral, at the election of the named executive officer, under our Retirement Savings Plus Plan and Nonqualified Savings Plan.

(2)	The Company does not pay any discretionary bonuses. All annual incentive awards for 2008 were granted under the Company’s annual incentive compensation program, and such awards are reported in the Non-Equity Incentive Plan Compensation column.

For 2006, represents a one-time signing bonus in connection with Mr. Somerhalder’s appointment as president and chief executive officer.

(3)

Reflects the dollar amount recognized by the Company for financial statement reporting purposes relating to stock awards, which include shares of restricted stock and restricted stock units, disregarding the estimate of forfeitures related to service-based vesting conditions. The aggregate grant date fair value of these awards and the amounts expensed in each fiscal year were determined in accordance with FAS 123R. For additional information, please see also Note 4—“Stock-based and Other Incentive Compensation Plans and Agreements” to the financial statements in our annual report on Form 10-K filed with the SEC on February 5, 2009.

(4)	Reflects the dollar amount recognized by the Company for financial statement reporting purposes relating to option awards, disregarding the estimate of forfeitures related to service-based vesting conditions. The aggregate grant date fair value of the option awards and the amounts expensed in each fiscal year were determined in accordance with FAS 123R. The assumptions used in calculating these amounts are incorporated by reference to Note 4—“Stock-based and Other Incentive Compensation Plans and Agreements” to the financial statements in our annual report on Form 10-K filed with the SEC on February 5, 2009.

(5)	Reflects (i) annual incentive compensation earned under our annual incentive program, and (ii) performance cash unit awards. The following table reflects the amounts earned under our annual incentive plan in 2008 and paid in 2009, and the performance cash unit awards granted in 2008 and paid in 2009.

Non-Equity Incentive Plan Payout Detail

Name	Annual Incentive Compensation Payout ($)(a)	Performance Cash Unit Payout ($)	Total Non-equity Incentive Plan Compensation ($)
John W. Somerhalder II	$1,307,308	$—	$1,307,308
Andrew W. Evans	436,742	150,528	587,270
Henry P. Linginfelter	401,495	47,309	448,804
Kevin P. Madden	406,052	190,669	596,721
Douglas N. Schantz	750,000	70,246	820,246

(6)	Reflects the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the Retirement Plan, which we refer to as the Pension Plan, and the Excess Plan both of which are defined benefit plans. None of the named executive officers received any interest on deferred compensation at an above-market rate of interest during 2006, 2007 or 2008.

(7)	The following table reflects the items that are included in the All Other Compensation column for 2008.

All Other Compensation Detail

Name	Company Contributions to the Retirement Savings Plus Plan ($)(a)	Company Contributions to the Nonqualified Savings Plan($)(a)	Dividends Paid on Restricted Stock Awards ($)(b)	Perquisites (c)($)	Other Income ($)	Total All Other Compensation ($)
John W. Somerhalder II	$10,075	$31,125	$67,200	$15,000	$—	$123,400
Andrew W. Evans	10,075	17,201	12,041	15,000	—	54,317
Henry P. Linginfelter	10,075	10,256	2,967	4,978	—	28,276
Kevin P. Madden	10,075	15,108	11,088	14,653	—	50,924
Douglas N. Schantz	7,940	21,678	4,872	15,000	—	49,490

(a)	Amounts of matching contributions contributed by the Company to the Retirement Savings Plus Plan and Nonqualified Savings Plan are calculated on the same basis for all plan participants in the relevant plan, including the named executive officers.

(b)	If eligible for dividend treatment, dividends are paid on shares of unvested stock at the same rate as on our other shares. Note that awards granted under the Omnibus Performance Incentive Plan approved by shareowners in 2007 are not eligible for dividends until vesting restrictions lapse.

(c)	Reflects the incurred cost to the Company of providing financial and tax planning benefits.

Grants of Plan-Based Awards

2008 Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts under Equity Incentive Plan Awards (3)
		Threshold ($)		Target ($)		Maximum ($)		Thres- hold (#)	Target (#)	Max- imum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities (#)(4)	Exercise Price of Option ($/ Sh)(5)	Closing Market Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

John W. Somerhalder II	02/05/08	400,000	(1)	800,000	(1)	1,600,000	(1)
	02/05/08	420,000	(2)	700,000	(2)	980,000	(2)
	02/05/08											51,900	39.03	37.84	137,327
	02/05/08								24,500						956,235

Andrew E. Evans	02/05/08	133,500	(1)	267,000	(1)	534,000	(1)
	02/05/08	141,120	(2)	235,200	(2)	329,280	(2)
	02/05/08											17,400	39.03	37.84	46,040
	02/05/08								8,200						320,046

Henry P. Linginfelter	02/05/08	121,500	(1)	243,000	(1)	486,000	(1)
	02/05/08	117,600	(2)	196,000	(2)	274,400	(2)
	02/05/08											14,500	39.03	37.84	38,367
	02/05/08								6,900						269,307

Kevin P. Madden	02/05/08	123,600	(1)	247,200	(1)	494,400	(1)
	02/05/08	134,400	(2)	224,000	(2)	313,600	(2)
	02/05/08											16,600	39.03	37.84	43,924
	02/05/08								7,900						308,337
	03/14/08											4,293	34.73	34.43	8,734

Douglas N. Schantz	02/05/08	—	(1)	—		—	(1)
	02/05/08	54,900	(2)	91,500	(2)	128,100	(2)
	02/05/08											6,800	39.03	37.84	17,993
	02/05/08								3,200						124,896

(1)	For Messrs. Somerhalder, Evans, Linginfelter and Madden, reflects annual incentive opportunity grants made on February 5, 2008 under the Annual Incentive Plan and the 2007 Omnibus Performance Incentive Plan (OPIP) for the performance measurement period that ended December 31, 2008. For Mr. Schantz, who does not participate in our formal incentive plans, reflects his individual incentive payment for the performance measurement period that ended December 31, 2008. Mr. Schantz’ actual incentive payment is based on performance criteria related to our corporate earnings per share, Sequent’s performance, and Mr. Schantz’ individual performance.

Please see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for actual payouts for 2008 and the narrative in the Compensation Discussion and Analysis.

(2)	For each of the named executive officers, reflects annual performance cash awards granted under the OPIP which have a 36-month performance measurement period that ends on December 31, 2010.

(3)	For each of the named executive officers, reflects restricted stock units granted on February 5, 2008 under the OPIP with a 12-month performance measurement period that ended on December 31, 2008.

(4)	Reflects stock option grants made on February 5, 2008 that vest in equal annual installments over a three-year period.

For Mr. Madden, includes a reload option granted on March 14, 2008 under the Officer Incentive Plan in connection with a stock option previously granted in 2001. The grant date for such reload is governed by the terms of our Officer Incentive Plan. A reload option is an option for the same number of shares as is exchanged in payment of the exercise price. A reload option is subject to all of the same terms and conditions as the original option except that the exercise price is determined by the fair market value of our common stock on the date the reload option is granted. In 2006, we eliminated reload stock options for future grants.

(5)	The exercise price for each of the options is the fair market value on the option’s date of grant. “Fair market value” is defined under the terms of the applicable plans as the closing price of our common stock as of the trading day immediately before the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning outstanding equity awards held by the named executive officers as of December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

		Option Awards					Stock Awards
Name		Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexer- cisable Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

John W. Somerhalder II	(1)	03/03/06	—	200,000	$35.83	03/03/16	—	$—	—	$—
	(1)	03/03/06	—	—	—	—	40,000	1,254,000	—	—
	(2)	01/30/07	21,900	43,800	$38.96	01/30/17	—	—	—	—
	(8)	02/05/08	—	51,900	$39.03	02/05/18	—	—	—	—
	(9)	02/05/08	—	—	—	—	—	—	24,500	768,075

Andrew W. Evans		01/03/05	5,700	—	$33.24	01/03/15	—	—	—	—
	(3)	09/27/05	18,000	6,000	$36.56	09/27/15	—	—	—	—
	(4)	02/01/06	12,933	6,467	$35.78	02/01/16	—	—	—	—
	(5)	02/17/06	—	—	—	—	—	—	3,600	112,860
	(2)	01/30/07	6,300	12,600	$38.96	01/30/17	—	—	—	—
	(8)	02/05/08	—	17,400	$39.03	02/05/18	—	—	—	—
	(9)	02/05/08	—	—	—	—	—	—	8,200	257,070

Henry P. Linginfelter		02/01/02	5,000	—	$21.28	02/01/12	—	—	—	—
		01/03/05	6,200	—	$33.24	01/03/15	—	—	—	—
	(4)	02/01/06	4,067	2,033	$35.78	02/01/16	—	—	—	—
	(2)	01/30/07	1,767	3,533	$38.96	01/30/17	—	—	—	—
	(5)	02/17/06	—	—	—	—	—	—	1,133	35,520
	(6)	06/15/07	2,367	4,733	$40.20	06/15/17	—	—	—	—
	(8)	02/05/08	—	14,500	$39.03	02/05/18	—	—	—	—
	(9)	02/05/08	—	—	—	—	—	—	6,900	216,315

Kevin P. Madden		09/01/01	10,050	—	$21.30	09/01/11	—	—	—	—
		05/27/03	2,000	—	$26.08	09/01/11	—	—	—	—
		05/28/03	443	—	$26.61	09/01/11	—	—	—	—
		09/04/03	1,000	—	$28.42	09/01/11	—	—	—	—
		08/25/04	1,000	—	$29.68	09/01/11	—	—	—	—
		08/27/04	1,000	—	$30.20	09/01/11	—	—	—	—
		01/03/05	19,900	—	$33.24	01/03/15	—	—	—	—
	(4)	02/01/06	16,400	8,200	$35.78	02/01/16	—	—	—	—
	(5)	02/17/06	—	—	—	—	—	—	4,600	144,210
	(2)	01/30/07	6,667	13,333	$38.96	01/30/17	—	—	—	—
		02/05/07	3,105	—	$41.15	09/01/11	—	—	—	—
	(8)	02/05/08	—	16,600	$39.03	02/05/18	—	—	—	—
	(9)	02/05/08	—	—	—	—	—	—	7,900	247,665
		03/14/08	4,293	—	$34.73	09/01/11	—	—	—	—

Douglas N. Schantz		05/05/03	10,000	—	$25.50	05/05/13	—	—	—	—
		01/03/05	11,600	—	$33.24	01/03/15	—	—	—	—
	(4)	02/01/06	6,133	3,067	$35.78	02/01/16	—	—	—	—
	(5)	02/17/06	—	—	—	—	—	—	1,733	54,330
	(2)	01/30/07	2,567	5,133	$38.96	01/30/17	—	—	—	—
	(7)	07/31/07	—		—		26,254	823,063	—	—
	(8)	02/05/08	—	6,800	$39.03	02/05/18	—	—	—	—
	(9)	02/05/08	—	—	—	—	—	—	3,200	100,320

(1)	Stock options and restricted shares each vest as to 100% of the options and 100% of the shares, five years after date of grant on March 3, 2011.

(2)	Stock options vest at the rate of one-third per year, with vesting dates on January 30, 2008, January 30, 2009 and January 30, 2010.

(3)	Stock options vest at the rate of one-fourth per year, with vesting dates on September 27, 2006, September 27, 2007, September 27, 2008 and September 27, 2009.

(4)	Stock options vest at the rate of one-third per year, with vesting dates on February 1, 2007, February 1, 2008 and February 1, 2009.

(5)	Restricted stock units, having satisfied performance criteria for the applicable performance measurement period, converted to an equal number of restricted shares and vest at the rate of one-third per year, with vesting dates on January 30, 2008, January 30, 2009 and January 30, 2010.

(6)	Stock options vest at the rate of one-third per year, with vesting dates on June 15, 2008, June 15, 2009 and June 15, 2010.

(7)	Restricted shares will vest as to 100% of the shares on July 31, 2010.

(8)	Stock options vest at the rate of one-third per year, with vesting dates on February 5, 2009, February 5, 2010 and February 5, 2011.

(9)	Restricted stock units have a performance measurement period related to earnings per share, with the measurement period ending December 31, 2008. If the performance measure is achieved, the restricted stock units are converted to an equal number of shares of our common stock and, are thereafter, subject to time-based vesting over a three-year period.

Option Exercises and Stock Vested

The following table presents information concerning stock options exercised by the named executive officers during 2008 and stock awards held by our named executive officers that vested in 2008.

2008 Stock Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
John W. Somerhalder II	—	$—	—	$—
Andrew W. Evans	3,333	43,862	6,367	207,899
Henry P. Linginfelter	20,944	286,753	1,200	40,813
Kevin P. Madden	11,800	132,615	4,300	147,754
Douglas N. Schantz	—	—	2,034	68,647

(1)	Includes the vesting of shares for each of the named executive officers as follows:

Value Realized on Vesting Detail

Name	Date of Grant	Date of Vesting	Vested (#)	Vested ($)
John W. Somerhalder II	—	—	—	$—
Andrew W. Evans	09/27/05	09/27/08	4,000	123,560
	01/03/06	12/31/08	567	17,775
	01/30/07	01/30/08	1,800	66,564
Total			6,367	207,899
Henry P. Linginfelter	01/03/06	12/31/08	633	19,845
	01/30/07	01/30/08	567	20,968
Total			1,200	40,813
Kevin P. Madden	01/03/06	12/31/08	2,000	62,700
	01/30/06	01/30/08	2,300	85,054
Total			4,300	147,754
Douglas N. Schantz	01/03/06	12/31/08	1,167	36,585
	01/30/07	01/30/08	867	32,062
Total			2,034	68,647

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under our Pension Plan and Excess Plan, and, for Mr. Somerhalder, under terms set forth in his employment offer letter, and restated in an individual agreement. Assumptions used in the calculations are set forth in a table below the footnotes to the table below.

2008 Pension Benefits

Name	Plan Name(1)(2)(3)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John W. Somerhalder II	Pension Plan	3	$47,714	—
	Excess Plan	3	182,439	—
	Employment Offer Letter	3	230,153	—
Andrew W. Evans	Pension Plan	7	65,340	—
	Excess Plan	7	101,591	—
Henry P. Linginfelter	Pension Plan	28	252,189	—
	Excess Plan	28	89,004	—
Kevin P. Madden	Pension Plan	8	140,227	—
	Excess Plan	8	322,834	—
Douglas N. Schantz	Pension Plan	6	87,703	—
	Excess Plan	6	230,741	—

(1)	The Pension Plan, is a broad-based, tax-qualified defined benefit plan. All of our employees are eligible to participate in the Pension Plan, upon completion of one year of service and attainment of age 21. Plan benefits are determined, generally, by a “career average” earnings formula. Generally, the Pension Plan provides that the term “compensation” means base pay, overtime, and bonuses. Benefits vest upon completion of five years of service. A participant’s accrued benefit is calculated based upon the normal form of benefits for that participant, as of the date the participant will reach the Pension Plan’s normal retirement age of 65. The normal form of benefits for a participant who is single is a life annuity. The normal form for a married participant is a joint and 50% survivor annuity. The Pension Plan provides for the payment of benefits in other forms, if the participant so elects. These other forms include various annuities, and only in cases where a participant’s benefit is less than $10,000, a single lump sum payment. A participant may elect to receive benefits earlier than normal retirement age, once the participant has reached the early retirement age of 55. If a participant elects to commence benefits earlier than normal retirement age, the monthly payments will be reduced to reflect the fact that payments may continue over a longer period of time. If the participant satisfies the Pension Plan’s requirements for early retirement (age 55 with 5 years of service) the reduced amount is subsidized. If the participant does not satisfy the early retirement criteria, the reduced payments represent the actuarial equivalent of the full normal retirement benefit.

(2)	The Excess Plan, is a non-qualified, and unfunded, defined benefit plan designed for the benefit of a select group of management or highly compensated employees. Specifically, the Excess Plan is available to our employees who are adversely affected by limitations set forth in the U.S. tax code imposed on benefits under a tax-qualified plan, such as the Pension Plan. Benefits under the Excess Plan are calculated pursuant to a formula that first determines what the participant’s benefit would be under the Pension Plan, but for the imposition of the U.S. tax code limits and then subtracts from that figure, the amount the participant will actually be entitled to under the Pension Plan. Benefits under the Excess Plan are paid in the same form as the benefit paid to the participant under the Pension Plan.

Pension Benefit Assumptions

We used the following assumptions in calculating the present value of accumulated benefits:

• Retirement age:	Earliest Unreduced
• Payment form:	Life annuity
• Discount rate:	5.80% at 12/31/2006, 6.40% at 12/31/2007 and 6.20% at 12/31/2008
• Postretirement mortality:	Use of the RP-2000 mortality table, with mortality improvements projected for 10 years. The RP-2000 table (or “Retired Pensioners Mortality Table”) is the mortality table prescribed for the plans by the U.S. Treasury Department. To reflect more recent expectations in mortality rates, the table incorporates projected improvements in life expectancy, over a 10-year period.
• Salary scale:	None
• Preretirement decrements: (Mortality withdrawals disability)	None

Nonqualified Deferred Compensation

The table below relates to and describes compensation deferred by named executive officers under our Nonqualified Savings Plan.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
John W. Somerhalder II	$55,462	$31,125	$(17,577)	$—	$287,484
Andrew W. Evans	72,843	17,201	(79,910)	—	179,773
Henry P. Linginfelter	15,779	10,256	(58,003)	—	136,553
Kevin P. Madden	238,433	15,108	(465,791)	—	1,215,797
Douglas N. Schantz	56,957	21,678	(41,739)	—	485,956

(1)	All amounts set forth in column (b) are included in the Summary Compensation Table in the column for Salary.

(2)	All amounts set forth in column (c) represent Company contributions to our Nonqualified Savings Plan and are included in the Summary Compensation Table in the column for All Other Compensation.

(3)	Amounts set forth in column (f) were reported in the Summary Compensation Table in 2008, 2007, and if applicable, 2006 (in the following aggregate amounts) as $318,199 for Mr. Somerhalder; $221,728 for Mr. Evans; $26,035 for Mr. Linginfelter; $918,451 for Mr. Madden; and $398,787 for Mr. Schantz.

The Nonqualified Savings Plan allows eligible employees to defer up to 100% of base salary and up to 100% of annual incentive pay, as before-tax contributions. The timing restrictions for contribution deferral elections are intended to comply with Section 409A of the U.S. tax code, as well as other applicable tax code provisions. The Company matches contributions at a rate of 65% of participant contributions, up to the first 8% of the participant’s covered compensation. However, matching contributions under the Nonqualified Savings Plan are offset to the extent of any matching contributions the participant is entitled to under our tax-qualified Retirement Savings Plus Plan. Each participant in the Nonqualified Savings Plan has a plan account, which represents a bookkeeping entry reflecting contributions and earnings/losses on the actual performance of the participant’s notional investments. Participants are always 100% vested in their own contributions and vest in employer matching contributions over a three-year period, based upon employment service with the Company. Distributions of a participant’s account balance occur following a termination of employment. Participants have the option of taking distributions, following termination of employment, in the following forms: (i) a single lump sum cash payment; (ii) a lump sum cash payment of a portion of the participant’s account, with the remainder distributed in up to 10 equal annual installments; or (iii) between one and ten equal annual installments. The notional investment choices under the Nonqualified Savings Plan are similar to the investment choices in the Retirement Savings Plus Plan.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation and benefits to our named executive officers in the event of a termination of employment following a change in control of our company. We do not otherwise maintain any agreement, plan or practice that specifically provides for compensation to a named executive officer upon termination of employment. The appropriate amount of compensation payable to each named executive officer in each relevant situation is listed in the tables below. Footnotes relating to all of these tables follow the last table on page 61.

The following table describes the potential payments upon termination of employment with the Company for John W. Somerhalder II, our chairman, president and chief executive officer.

	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)	Death or Disability (6)
Cash Severance:
Base Salary	$—	$—	$—	$1,600,000	$—
Short-term Incentive	—	—	—	2,856,000	800,000
Long-term Incentives
Unvested Restricted Stock	—	—	—	1,254,000	—
Unvested Restricted Stock Units	—	—	—	694,424	—
Unvested Performance Cash Units	—	—	—	659,087	—
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Incremental Non-qualified Pension	—	—	—	311,537	—
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	25,392	—
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	9,231	9,231	9,231	9,231	9,231
Outplacement Assistance	—	—	—	200,000	—
280G Tax Gross-up	—	—	—	2,815,845	—
TOTAL:	$9,231	$9,231	$9,231	$10,425,516	(6)

The following table describes the potential payments upon termination of employment with the Company for Andrew W. Evans, our executive vice president and chief financial officer.

	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)	Death or Disability (6)
Cash Severance:
Base Salary	$—	(3)	$—	$890,000	$—
Short-term Incentive	—	—	—	1,361,700	267,000
Long-term Incentives
Unvested Restricted Stock	—	—	—	130,625	—
Unvested Restricted Stock Units	—	—	—	232,419	—
Unvested Performance Cash Units	—	—	—	360,732	—
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Incremental Non-qualified Pension	—	—	—	180,046	—
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	2,839	—
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	—	—	—	—	—
Outplacement Assistance	—	—	—	111,250	—
280G Tax Gross-up	—	—	—	1,327,968	—
TOTAL:	$—	(3)	$—	$4,597,579	(6)

The following table describes the potential payments upon termination of employment with the Company for Henry P. Linginfelter, our executive vice president, utility operations.

	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)	Death or Disability (6)
Cash Severance:
Base Salary	$—	(3)	$—	$810,000	$—
Short-term Incentive	—	—	—	911,250	243,000
Long-term Incentives
Unvested Restricted Stock	—	—	—	55,385	—
Unvested Restricted Stock Units	—	—	—	195,572	—
Unvested Performance Cash Units	—	—	—	196,212	—
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Incremental Non-qualified Pension	—	—	—	152,561	—
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	28,497	—
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	6,231	6,231	6,231	6,231	6,231
Outplacement Assistance	—	—	—	101,250	—
280G Tax Gross-up	—	—	—	1,005,481	—
TOTAL:	$6,231	(3)	$—	$3,462,439	(6)

The following table describes the potential payments upon termination of employment with the Company for Kevin P. Madden, our executive vice president, external affairs.

	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)	Death or Disability (6)
Cash Severance:
Base Salary	$—	(3)	$—	$824,000	$—
Short-term Incentive	—	—	—	1,359,600	247,200
Long-term Incentives
Unvested Restricted Stock	—	—	—	206,910	—
Unvested Restricted Stock Units	—	—	—	223,916	—
Unvested Performance Cash Units	—	—	—	407,404	—
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Incremental Non-qualified Pension	—	—	—	389,979	—
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	3,036	—
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	—	—	—	—	—
Outplacement Assistance	—	—	—	103,000	—
280G Tax Gross-up	—	—	—	—	—
TOTAL:	$—	(3)	$—	$3,517,845	(6)

The following table describes the potential payments upon termination of employment with the Company for Douglas N. Schantz, president, Sequent.

	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)	Death or Disability (6)
Cash Severance:
Base Salary	$—	(3)	$—	$640,000	$—
Short-term Incentive	—	—	—	4,137,600	240,000
Long-term Incentives
Unvested Restricted Stock	—	—	—	913,978	—
Unvested Restricted Stock Units	—	—	—	90,700	—
Unvested Performance Cash Units	—	—	—	154,593	—
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Incremental Non-qualified Pension	—	—	—	458,328	—
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	35,175	—
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	5,538	5,538	5,538	5,538	5,538
Outplacement Assistance	—	—	—	80,000	—
280G Tax Gross-up	—	—	—	2,284,521	—
TOTAL:	$5,538	(3)	$5,538	$8,800,433	(6)

Below is a description of the assumptions that we used in creating the tables above. Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.

Notes to Potential Payments upon Termination or Change in Control Tables

(1)	For purposes of this analysis, we assumed the executive’s compensation as current base salary, target annual incentive opportunity and target long-term incentive opportunity, each as of December 31, 2008. Each column assumes the named executive officer’s date of termination is December 31, 2008 and the price per share of our common stock on the date of termination is $31.35.

(2)	If the executive leaves voluntarily prior to retirement eligibility, compensation stops as of the termination date. All outstanding, long-term incentive awards would be forfeited. No further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination, or later if the executive has so elected. Prorated accrued and unused vacation would be paid. If the executive was retirement-eligible at the time of voluntary termination and elected to retire, in addition to commencing retirement benefits, he would be entitled to a prorated annual incentive under the Annual Incentive Plan and for accelerated vesting of certain unvested stock options.

(3)	If the executive is terminated without “cause,” a severance agreement may be executed based upon the facts and circumstances of the termination and in exchange for a release of any future liabilities which might otherwise be claimed by the executive. Due to the wide range and variety of circumstances, there is no preset policy governing involuntary severance compensation. However, any terms of such a special agreement would be subject to the review and approval of the Compensation Committee. Upon such a termination, no further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination, or later if the executive has so elected. Outstanding long-term incentive awards would be forfeited and annual incentive would not be payable. The prorated value of accrued but unused vacation would be paid.

(4)	If the executive is terminated for “cause,” compensation stops as of the termination date. All outstanding long-term incentive awards would be forfeited. No further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the
Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination, or later if the executive has so elected.

(5)	If the executive is terminated without cause, or resigns for good reason, generally, within two years of a change in control (as described below) the terms and conditions described below under “Payments upon a Termination in connection with a Change in Control” would apply.

(6)	If the executive’s employment terminates as a result of death, a death benefit would be paid to the executive’s estate in the amount of $60,000 from a company-sponsored plan that covers all employees. That plan does not discriminate in favor of executives, or highly compensated employees. Upon a determination of long-term disability, payments would be made, based on the level of coverage elected and paid for by the executive, under our group disability plan. Our disability plan is also a plan that does not discriminate in favor of executives, or highly compensated employees.

A prorated bonus award would also be paid. Bonus amounts shown are at target level. Unvested stock options would vest and vested stock options would be exercisable for a period of one year following death.

All other unvested long-term incentives would be forfeited.

Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination, or later if the executive has so elected. The prorated value of accrued but unused vacation would be paid.

Payments upon a Termination in connection with a Change in Control—

Each of the named executive officers has a continuity agreement with us, as referenced on page 44 in the Compensation Discussion and Analysis. The purpose of these agreements is to retain key management personnel and assure continued productivity of such personnel in the event of a change in control of our Company.

The continuity agreements define a “change in control” to generally mean the occurrence of any of the following events:

•	the acquisition by a person or group of persons of more than a specified percentage (at least 50%) of our voting securities;

•	the acquisition, within a twelve month period by a person or group of more than 35% of the total voting power of the stock of the Company;

•	the replacement, during a twelve-month period of a majority of members of our board of directors; or

•	the acquisition by a person or group of assets of the Company, having a fair market value of at least 50% of the fair market value of all Company assets, immediately before such acquisition.

Generally, no benefits are provided under the continuity agreements for any type of termination that occurs before our announcement of our intention to engage in a transaction that is expected to result in a change in control, which we refer to as a “change in control transaction,” or for terminations that occur after such an announcement due to death, disability, voluntary termination without “good reason” or any termination for “cause,” which includes failure to perform duties and responsibilities and fraud or dishonesty. “Good reason” includes a material diminution of position, duties or responsibilities; material diminution of base salary or annual incentive opportunity, a material breach by the Company of any agreement under which the executive provides services; or a material change in the geographic location (at least 50 miles) of the executive’s primary employment location.

An officer who is involuntarily terminated without cause or voluntarily terminated for good reason within two years of the date of the consummation of a change in control would be entitled to:

•	a severance benefit equal to two times the sum of his or her base salary plus the highest annual incentive compensation during the three years prior to the year of the qualifying termination;

•

a prorated annual incentive compensation payment for the year of the qualifying termination, based on the number of days the named executive officer was employed by us during that year (in the case of a termination occurring on December 31st, the prorated annual incentive payment would equal the full value of the award);

•	two-year continuation of medical, dental and life insurance benefits;

•	vesting of long-term incentive compensation, pursuant to the terms of the plan the awards were granted under;

•	payment of any forgone employer matching contributions under the Retirement Savings Plus Plan and Nonqualified Savings Plan;

•	an additional payment, based upon foregone employer contributions to the Retirement Plan and the Excess Benefit Plan; and

•	outplacement assistance.

We will pay any additional retirement benefit payable due to the provisions of the continuity agreements from general assets. The executives may also receive reimbursement of legal fees in connection with the enforcement of payments under the continuity agreements.

If the payments under the continuity agreements and under any other compensation arrangement with the Company, were to exceed three times the base amount permitted under Section 280G(b)(3) of the U.S. tax code by 10% or more, we would pay the affected executive an additional amount, equal to the excise tax, plus an amount equal to the state, federal and FICA taxes on the additional amount. If payments under the continuity agreement and any other compensation arrangement with the Company were to exceed three times the base amount permitted under Section 280G(b)(3) by less than 10%, then payments and benefits under the agreement would be reduced and payable only to the maximum amount which could be paid without the imposition of the excise tax under Section 4999 of the U.S. tax code.

The continuity agreements contain covenants on the part of the executive relating to the maintenance of our confidential information and that require the executive to refrain, for a period of 24 months following a qualifying termination, from soliciting employees of the Company or its subsidiaries.

Summary of Potential Payments upon a Change in Control

The following table summarizes the value of the payments that each of our named executive officers would receive as a result of the vesting of long-term incentive awards if a change in control occurred on December 31, 2008, and the executive did not incur a termination of employment. The amounts in the table exclude the value of long-term incentive awards that were vested by their terms on December 31, 2008.

	John W. Somerhalder II		Andrew W. Evans		Henry P. Linginfelter		Kevin P. Madden		Douglas N. Schantz
Unvested Restricted Stock	$1,254,000		$130,625		$55,385		$206,910		$823,063
	—		—		—		—		90,915
Unvested Restricted Stock Units	694,424	*	232,419	*	195,572	*	223,916	*	90,700	*
Unvested Performance Cash Units	448,128		289,850		137,144		339,897		127,018
	210,959	*	70,882	*	59,068		67,507	*	27,575	*
Total	$2,607,511		$723,776		$447,169		$838,230		$1,159,271

Each column assumes the change in control occurred on December 31, 2008 and the price per share of our common stock on the date of termination is $31.35. Amounts designated with an (*) were granted under our 2007 Omnibus Performance Incentive Plan, which provides that such awards will only become vested and non-forfeitable immediately following the change in control (absent a qualifying termination of employment), if the surviving entity fails to assume or substitute for the awards.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)(1)	(b)	(c)(1)
Equity compensation plans approved by security holders	2,544,531	$34.84	5,070,035
Equity compensation plans not approved by security holders	76,224	23.90	211,409
Total	2,620,755		5,281,444

(1)	Includes shares issuable as follows:

Name of Plan	Approved by Security Holders	Active/ Inactive Plan (2)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Options)
2007 Omnibus Performance Incentive Plan	Ö	Active	280,200	4,561,386
Long-Term Incentive Plan (1999)	Ö	Inactive	2,221,407	—
2006 Directors Plan	Ö	Active	N/A	173,433
1996 Directors Plan	Ö	Active	42,924	13,304
Employee Stock Purchase Plan	Ö	Active	N/A	321,912
Subtotal—Approved Plans			2,544,531	5,070,035
Officer Incentive Plan(3)	No	Active	76,224	211,409
Subtotal—Not Approved Plans			76,224	211,409
Total			2,620,755	5,281,444

(2)	No further grants will be made under the inactive plans except for reload options that may be granted under outstanding option agreements.

(3)	The Officer Incentive Plan is our only plan that was not approved by our security holders. The Officer Incentive Plan provides for the grant of nonqualified stock options and shares of restricted stock to new-hire officers. At the time of its adoption, the Officer Incentive Plan did not require shareholder approval under the rules of the New York Stock Exchange or otherwise. The Officer Incentive Plan is considered an “open market” plan. This means that shares issuable under the Officer Incentive Plan will be purchased by the Company on the open market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless otherwise indicated, at the time we entered into the following transactions, we had not yet adopted a written policy on the review, ratification or approval of related person transactions. See “Corporate Governance—Policy on Related Person Transactions.”

Mr. Thomas D. Bell, Jr., a member of our board of directors, is Chairman and Chief Executive Officer of Cousins Properties Incorporated. Cousins holds a 50% general partnership interest in Ten Peachtree Place Associates, or TPPA, which owns the building where we lease space for our corporate headquarters. Mr. Bell is not an officer of TPPA. Although Cousins is the managing member of TPPA, major business decisions for the TPPA partnership must be decided unanimously by Cousins and its partner. Prior to Mr. Bell joining our board of directors, we entered into a ten-year lease agreement with TPPA that commenced in 2003. Cousins’ 50% interest in the amount we paid in lease payments to TPPA in 2006 was approximately $3,104,000, in 2007 was approximately $3,466,000 and in 2008 was approximately $3,510,000, which was less than 2% of both our consolidated gross revenues and Cousins’ consolidated gross revenues for such respective years. The Board of Directors determined that Mr. Bell is independent because our business relationship with TPPA is not material as payments of less than 2% do not create any presumption of materiality under our Standards for Determining Director Independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain of our officers, including executive officers, and any person who owns more than 10% of our common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on our review of the copies of such reports received by us and written representations that no other reports were required for those persons, during 2008, all filing requirements were met except for, due to clerical error, late reports by John W. Somerhalder II, our chairman, president and chief executive officer, with respect to Forms 4 to report the acquisitions of Company common stock through the Nonqualified Savings Plan.

GENERAL INFORMATION

2008 Annual Report

A copy of our 2008 annual report is available on the internet at http://ww3.ics.adp.com/streetlink/AGL and at our web site at www.aglresources.com. The annual report, which contains financial and other information about us, is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Availability of Corporate Governance Documents

Our Standards for Determining Director Independence, our Corporate Governance

Guidelines, our Code of Business Conduct, our Code of Ethics, and the charters of each of our board committees are available on our web site at www.aglresources.com and are available in print to any shareholder who requests them. You may contact our Investor Relations department for copies at:

AGL Resources Inc.

Investor Relations

P.O. Box 4569, Location 1071

Atlanta, Georgia 30302-4569

Annex A

Proposed Amendment to our Articles of Incorporation to Eliminate the Classification of the Board of Directors

Article III, Section 3.02 of the Amended and Restated Articles of Incorporation of AGL Resources Inc. is amended in its entirety to read as follows:

“Section 3.02. All directors elected at the 2009 annual meeting of shareholders shall be elected for terms of three years and until their successors shall be elected and shall qualify. Beginning with the 2010 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors elected at the annual meeting of shareholders shall be elected for a one-year term expiring at the next annual meeting of shareholders. Each director who is serving as a director immediately following the 2010 annual meeting of shareholders, or is thereafter elected a director, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor shall be elected and shall qualify, or until his or her earlier death, resignation, retirement, removal or disqualification from office. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created Directorships resulting from an increase in the number of Directors, shall be filled by a majority vote of the Directors then in office, whether or not a quorum. Directors may be elected by shareholders only at an annual meeting of shareholders. Each Director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each Director chosen to fill a newly created Directorship shall hold office until the election and qualification of his or her successor at the next election of Directors by the shareholders.”

A-1

Ten Peachtree Place, N.E., Atlanta, Georgia 30309, aglresources.com

AGL RESOURCES INC.

10 PEACHTREE PLACE

ATLANTA, GA 30309

Your telephone or Internet vote authorizes the proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by Phone or Internet, please do not mail your Proxy Card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (ET) on April 28, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (ET) on April 28, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AGL RESOURCES INC.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

Vote on Directors

1. Election of directors:		☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT
Nominees:				To withhold authority to
01 Charles R. Crisp 02 Wyck A. Knox, Jr. 03 Dennis M. Love Vote on Proposals	04 Charles H. “Pete” McTier 05 Henry C. Wolf			vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2. To amend our articles of incorporation to eliminate classification of the board of directors.	☐	For	☐	Against	☐	Abstain

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.	☐	For	☐	Against	☐	Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

For address changes and/or comments, please check this box and         ☐

and write them on the back where indicated.

Please sign name(s) exactly as shown above. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Please present this admission ticket and valid picture identification for admission to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report/10-K Wrap are available at www.proxyvote.com

Please detach here

AGL Resources Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 29, 2009

10:00 a.m. Eastern Time

10 Peachtree Place

Atlanta, Georgia 30309

Revocable Proxy — Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John W. Somerhalder II, Paul R. Shlanta and Andrew W. Evans, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of AGL Resources Inc. (the “Company”) that the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders of the Company, to be held on Wednesday, April 29, 2009, and at any and all adjournments thereof, as indicated on the reverse side of this card.

Receipt of the Notice of the Annual Meeting, the accompanying Proxy Statement and the 2008 Annual Report to Shareholders is hereby acknowledged.

Please present this admission ticket and valid picture identification for admission to the Annual Meeting.

When properly executed, this proxy card will be voted as directed. If no voting instructions are specified, this proxy card will be voted “FOR” each of the proposals.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.

AGL RESOURCES INC.

10 PEACHTREE PLACE

ATLANTA, GA 30309

Your telephone or Internet vote authorizes the proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by Phone or Internet, please do not mail your Proxy Card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (ET) on April 24, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (ET) on April 24, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AGL RESOURCES INC.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

Vote on Directors

1. Election of directors:		☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT
Nominees:				To withhold authority to
01 Charles R. Crisp 02 Wyck A. Knox, Jr. 03 Dennis M. Love	04 Charles H. “Pete” McTier 05 Henry C. Wolf			vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2. To amend our articles of incorporation to eliminate classification of the board of directors.	☐	For	☐	Against	☐	Abstain

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.	☐	For	☐	Against	☐	Abstain

In their discretion, the Trustee is authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof. If any other business is presented at the Annual Meeting, this proxy card will be voted by the Trustee according to the instructions of the Administrative Committee of the RSP Plan. At the present time, the board of directors knows of no other business to be presented at the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

For address changes and/or comments, please check this box and         ☐

and write them on the back where indicated.

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Please present this admission ticket and valid picture identification for admission to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report/10-K Wrap are available at www.proxyvote.com

Please detach here

AGL Resources Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 29, 2009

10:00 a.m. Eastern Time

10 Peachtree Place

Atlanta, Georgia 30309

Revocable Proxy—Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Merrill Lynch Bank & Trust Co., FSB, which acts as Trustee for the AGL Resources Inc. Retirement Savings Plus Plan (the “RSP Plan”), as proxy, to act for and in the name of the undersigned, to vote all shares of Common Stock of AGL Resources Inc. (the “Company”) that have been allocated to the account of the undersigned under the RSP Plan, at the 2009 Annual Meeting of Shareholders of the Company, to be held on Wednesday, April 29, 2009, and at any and all adjournments thereof, as indicated on the reverse side of this card.

Under the terms of the RSP Plan, only the Trustee of the plan can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

Receipt of the Notice of the Annual Meeting, the accompanying Proxy Statement and the 2008 Annual Report to Shareholders hereby is acknowledged.

When properly executed, this proxy card will be voted as directed. If no voting instructions are specified, this proxy card will be voted “FOR” each of the proposals.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Your telephone or internet vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.